                            ASSET PURCHASE AGREEMENT


                                      among


                                Raytheon Company


                                       and


                           Raytheon Australia Pty Ltd.


                                       and


                         L-3 Communications Corporation








                                January 11, 2002

ARTICLE I            ASSET PURCHASE.....................................................2

   1.1      Purchase and Sale of Assets; Assumption of Liabilities......................2
   1.2      Purchase Price and Related Matters.........................................10
   1.3      The Closing................................................................14
   1.4      Post-Closing Adjustment....................................................18
   1.5      Consents to Assignment.....................................................24
   1.6      Further Assurances.........................................................26

ARTICLE II           REPRESENTATIONS AND WARRANTIES OF SELLERS.........................26

   2.1      Organization, Qualification and Corporate Power............................27
   2.2      Authorization of Transaction...............................................28
   2.3      Noncontravention...........................................................28
   2.4      Financial Statements.......................................................30
   2.5      Absence of Certain Changes.................................................31
   2.6      Undisclosed Liabilities....................................................33
   2.7      Tax Matters................................................................33
   2.8      Tangible Personal Property.................................................35
   2.9      Owned Real Property........................................................36
   2.10     Leased Real Property.......................................................36
   2.11     Intellectual Property......................................................37
   2.12     Contracts..................................................................39
   2.13     Government Contracts.......................................................41
   2.14     Entire Business............................................................43
   2.15     Litigation.................................................................44
   2.16     Employment and Labor Matters...............................................44
   2.17     Employee Benefits..........................................................45
   2.18     Environmental Matters......................................................48
   2.19     Legal Compliance...........................................................51
   2.20     Permits....................................................................51
   2.21     Title to Assets............................................................52
   2.22     Government-Furnished Equipment.............................................52
   2.23     Accounts Receivable........................................................52
   2.24     Brokers Fees...............................................................52
   2.25     Affiliate Relationships....................................................53
   2.26     Liability for Cost and Pricing Data........................................53

                                       i

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF BUYER...........................53

   3.1      Organization...............................................................54
   3.2      Authorization of Transaction...............................................54
   3.3      Noncontravention...........................................................54
   3.4      Litigation.................................................................56
   3.5      Financing..................................................................56
   3.6      Due Diligence by the Buyer.................................................56

ARTICLE IV           PRE-CLOSING COVENANTS.............................................57

   4.1      Closing Efforts; Hart-Scott-Rodino Act.....................................57
   4.2      Replacement of Guarantees and Letters of Credit............................59
   4.3      Operation of Business......................................................60
   4.4      Access.....................................................................64
   4.5      Purchase of Equipment......................................................66
   4.6      Exclusivity................................................................66
   4.7      Schedules..................................................................66
   4.8      Title Insurance............................................................67
   4.9      Cooperation in Financing...................................................68
   4.10     Tax Certificates...........................................................69

ARTICLE V            CONDITIONS PRECEDENT TO CLOSING...................................69

   5.1      Conditions to Obligations of Buyer.........................................69
   5.2      Conditions to Obligations of Sellers.......................................72

ARTICLE VI           TERMINATION.......................................................74

   6.1      Termination of Agreement...................................................74
   6.2      Effect of Termination......................................................76

ARTICLE VII          INDEMNIFICATION...................................................76

   7.1      Indemnification by Raytheon................................................76
   7.2      Indemnification by the Buyer...............................................77
   7.3      Defense or Control of Third Party Actions and Environmental Claims.........78
   7.4      Claims for Indemnification.................................................83
   7.5      Survival...................................................................85
   7.6      Limitations................................................................86
   7.7      Treatment of Indemnification Payments......................................92

                                       ii

ARTICLE VIII         TAX MATTERS.......................................................92

   8.1      Responsibility for Taxes and Filing of Tax Returns.........................92
   8.2      Allocation of Taxes........................................................94
   8.3      Refunds and Credits........................................................94
   8.4      Allowable Taxes............................................................95
   8.5      Cooperation on Tax Matters; Tax Audits.....................................96
   8.6      Scope of Article VIII......................................................98

ARTICLE IX           EMPLOYEE MATTERS..................................................98

   9.1      Pre-Closing Conduct; Other Liabilities.....................................98
   9.2      Offer of Employment; Continuation of Employment...........................100
   9.3      Savings Plan..............................................................101
   9.4      Defined Benefit Plans.....................................................101
   9.5      Compensation; Employee Benefits; Severance Plans..........................102
   9.6      Welfare Plans.............................................................104
   9.7      Accrued Paid Time Off.....................................................104
   9.8      WARN Act..................................................................105
   9.9      COBRA.....................................................................106

ARTICLE X            OTHER POST-CLOSING COVENANTS.....................................106

   10.1     Access to Information; Record Retention; Cooperation......................106
   10.2     Covenant Not to Compete...................................................110
   10.3     Novation of Government Contracts..........................................113
   10.4     Seller Guarantees.........................................................115
   10.5     Outstanding Bid Proposals.................................................115
   10.6     Use of Raytheon Name in Transferred Technology............................117
   10.7     Collection of Accounts Receivable.........................................118
   10.8     Payment of Assumed Liabilities............................................118
   10.9     Access to Facility........................................................118
   10.10    Boeing Business Jet Operations............................................119
   10.11    Insurance.................................................................121
   10.12    Non-Solicitation..........................................................122
   10.13    Record Keeping............................................................122
   10.14    Compliance with Agreement.................................................122
   10.15    Proprietary Information; Marketing and Sales Restriction..................123
   10.16    Confidentiality Obligations of the Sellers................................123
   10.17    Environmental Response Activities.........................................123

                                      iii

ARTICLE XI           MISCELLANEOUS....................................................124

   11.1     Press Releases and Announcements..........................................124
   11.2     No Third Party Beneficiaries..............................................124
   11.3     Entire Agreement..........................................................124
   11.4     Succession and Assignment.................................................125
   11.5     Notices...................................................................125
   11.6     Amendments and Waivers....................................................126
   11.7     Severability..............................................................127
   11.8     Expenses..................................................................127
   11.9     Specific Performance......................................................127
   11.10    Governing Law.............................................................128
   11.11    Submission to Jurisdiction................................................128
   11.12    Construction..............................................................128
   11.13    Counterparts and Facsimile Signature......................................129


         Disclosure Schedule

Schedule 1.1(a)(iv)   Owned Real Property

Schedule 1.1(a)(v)    Real Estate Leases

Schedule 1.1(a)(vii)  Patents and Patent Applications

Schedule 1.1(a)(xv)   Insurance Policy

Schedule 1.1(b)(ii)   BBJ Aircraft and Contracts

Schedule 1.1(b)(iii)  Excluded Assets

Schedule 1.1(d)(iv)   Excluded Agreements

Schedule 1.4          Target Net Tangible Book Value

Schedule 2.4          Financial Statements

Schedule 2.5(e)       Capital Expenditure Budget

Schedule 2.12         Designated Contracts

Schedule 2.14         Omitted Assets

Schedule 2.15         Litigation

Schedule 2.16         AIS Employees

Schedule 2.17         AIS Benefit Plans

Schedule 2.20         Permits

Schedule 2.22         Government-Furnished Equipment

Schedule 3.3(c)       Buyer Consent

Schedule 4.2          Seller Guarantees

Schedule 4.3          Operation of Business

Schedule 5.1(f)       Required Consents

Schedule 9.1          Retained Employees

Schedule 9.2(b)       BBJ Employees

Schedule 10.5         Bid Proposals

Schedule 10.10(b)     Consigned Assets

Schedule 10.12        Key Employees

Exhibits
--------

Exhibit A     Bill of Sale

Exhibit B     Patent Assignment

Exhibit C     Special Warranty Deed

Exhibit D     Assignment and Assumption of Leases

Exhibit E     Assumption Agreement

Exhibit F     Supply Agreement (Raytheon as Supplier)

Exhibit G     Supply Agreement (Raytheon as Customer)

Exhibit H     Supply Agreement (Raytheon Technical Services Company as Supplier)

Exhibit I     Supply Agreement (Raytheon Technical Services Company as Customer)

Exhibit J     Supply Agreement (Thales-Raytheon Systems Co., LLC as Supplier)

Exhibit K     Supply Agreement (Raytheon Systems Canada, Ltd. as Supplier)

Exhibit L     Supply Agreement (Raytheon Aircraft Company as Customer)

Exhibit M     Subcontract Agreement (with Raytheon Systems Limited)

Exhibit N-1   Lease Agreement

Exhibit N-2   Sublease Agreement

Exhibit N-3   Equipment License Agreement

Exhibit O     Intellectual Property Agreement

Exhibit P     Cooling Technology Marketing Agreement

Exhibit Q     Transition Services Agreement

Exhibit R     Business Jet Services Agreement

                             TABLE OF DEFINED TERMS


DEFINED TERM                                     SECTION
------------                                     -------

777 Aircraft                                     10.10(a)
777 Contracts                                    10.10(a)
AAA                                              7.4(c)
AAA Rules                                        7.4(c)
Actual Cost                                      10.10(a)
Acquired Assets                                  1.1(a)
Adjusted Purchase Price                          1.2(a)
Affiliate                                        1.1(b)(iv)
Agreed Amount                                    7.4 (b)
AIS Benefit Plan                                 2.17(a)
AIS Business                                     Introduction
AIS Employee                                     9.1
AIS Material Adverse Effect                      2.1
AIS Properties                                   2.18(a)(vii)
Allocation Schedule                              1.2(b)(ii)
Allowable Tax                                    8.4(a)
Ancillary Agreements                             1.3(b)
Arbitration Award                                7.4(d)
Arbitrator                                       7.4(c)
Assigned Contracts                               1.1(a)(vi)
Assumed Liabilities                              1.1(c)
Balance Sheet Date                               1.1(c)(i)
BBJ Employees                                    9.2(b)
Bid Proposal                                     10.5(a)
Boeing Business Jet Division                     1.1(b)(ii)
Bombardier Litigation                            1.1(b)(ix)
Business Day                                     1.3(a)
Buyer                                            Preliminary Statement
Buyer Certificate                                5.2(d)
Buyer Defined Contribution Plans                 9.3
Buyer Material Adverse Effect                    3.3(b)
Buyer Non-Union Plans                            9.4
Buyer Pension Plans                              9.4
Buyer Plans                                      9.5
CERCLA                                           2.18(a)(i)

DEFINED TERM                                     SECTION
------------                                     -------

Chrysler Agreement                               10.14
Claim Notice                                     7.4(a)
Claimed Amount                                   7.4(a)
Closing                                          1.3(a)
Closing Date                                     1.3(a)
Closing Net Tangible Book Value                  1.4(b)
Closing Statement                                1.4(b)
COBRA                                            9.9
Code                                             2.17(b)
Collective Bargaining Agreement                  2.16(b)
Confidentiality Agreement                        4.4(a)
Consigned Assets                                 10.10(b)
Controlling Party                                7.3(a)
Damages                                          7.1
Designated Contracts                             2.12(b)
Designated Intellectual Property                 2.11(a)
Dispute                                          7.4(c)
Employee Benefit Plans                           2.17(a)
Encumbrance                                      2.8
Environment                                      2.18(a)(ii)
Environmental Claim                              7.3(b)
Environmental Law                                2.18(a)(iv)
Environmental Matters                            2.18(a)(v)
Environmental Response Activities                7.3(b)
ERISA                                            2.17(a)
ERISA Affiliate                                  2.17(e)
Excluded Assets                                  1.1(b)
Excluded Liabilities                             1.1(d)
Final Closing Statement                          1.4(d)(v)
GAAP                                             1.1(c)(i)
Government Bid                                   2.13(a)
Government Contract                              2.13(a)
Governmental Filings                             4.1(a)
Governmental Entity                              1.1(a)(viii)
Hart-Scott-Rodino Act                            2.3
Indebtedness                                     2.5(c)
Indemnified Party                                7.3(a)
Indemnifying Party                               7.3(a)

DEFINED TERM                                     SECTION
------------                                     -------

Information                                      10.1(a)
Intellectual Property                            1.1(a)(vii)
Intellectual Property Agreement                  1.3(b)
Leased Facilities                                1.1(a)(viii)
Legal Permits                                    1.1(a)(viii)
LTD AIS Employees                                9.2(a)
Materials of Environmental Concern               2.18(a)(iii)
Most Recent Balance Sheet                        2.4
Neutral Accountant                               1.2(b)(I)
Noncompetition Period                            10.2
Non-AIS Information                              10.15
Non-controlling Party                            7.3(a)
Novation Agreement                               10.3(a)
Off-Site Liabilities                             2.18(a)(vi)
Owned Real Property                              1.1(a)(iv)
P-3 SRP Program                                  10.1(a)
Parties                                          Preliminary Statement
PTO Policies                                     9.7
Purchase Price                                   1.2(a)
Raytheon                                         Preliminary Statement
Raytheon Australia                               Preliminary Statement
Raytheon Certificate                             5.1(d)
Raytheon Subsidiary                              10.2
Real Estate Leases                               1.1(a)(v)
Release                                          2.18(a)(I)
Response                                         7.4(b)
Restricted Business                              10.2
Savings Plan                                     9.3
Schedule of Exceptions                           Article II
Seller                                           Preliminary Statement
Seller Guarantees                                4.2
Sellers' Pension Plans                           9.4
Special Damages                                  7.6(c)
Statistical Profit                               10.5(a)
Target Net Tangible Book Value                   1.4(a)
Tax Purchase Price                               1.2(b)
Tax Returns                                      2.7
Taxes                                            2.7

DEFINED TERM                                     SECTION
------------                                     -------

Taxing Authority                                 8.5(a)
Third Party Action                               7.3(a)
Third Party Event                                1.4(b)
Third Party Consents                             4.1(a)
Title Commitments                                4.8
Title Company                                    5.1(h)
Title Policy                                     5.1(h)
Transferred Employees                            9.2(a)
Transition Services Agreement                    1.3(b)
U.S. Governmental Entity                         2.13(a)
Union                                            2.16(b)
Union Pension Plan                               9.4
Unresolved Objections                            1.4(d)(iii)
WARN                                             9.8

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is entered into as of January 11, 2002 among Raytheon Company, a Delaware corporation ("Raytheon"), Raytheon Australia Pty Ltd., a corporation organized under the laws of Australia and a wholly-owned indirect subsidiary of Raytheon ("Raytheon Australia") (Raytheon and Raytheon Australia are each individually referred to herein as a "Seller" and are collectively referred to herein as the "Sellers"), and L-3 Communications Corporation, a Delaware corporation (the "Buyer"). The Sellers and the Buyer are collectively referred to herein as the "Parties."


                                  INTRODUCTION

         For purposes of this Agreement, the "AIS Business" means those operations of Raytheon or any of its Subsidiaries that are conducted as of the Closing Date through its Aircraft Integration Systems business unit principally at facilities located in Greenville, Texas, Waco, Texas, Lexington, Kentucky and Avalon, Australia (but expressly excluding any business or operations similar or identical to the type performed by Raytheon or its Subsidiaries at facilities other than those named above which are managed by personnel other than AIS management, including, but not limited to, the business and operations of the type performed at Raytheon's Wichita, Kansas, McKinney, Texas, Garland, Texas, El Segundo, California, Goleta, California, Fort Wayne, Indiana, Indianapolis, Indiana, and Falls Church, Virginia facilities).

         The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the assets of the Sellers relating exclusively or primarily to the AIS Business (other than assets excluded pursuant hereto), subject to the assumption of related liabilities, upon the terms and subject to the conditions set forth herein.

         In consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                 ASSET PURCHASE

     1.1 Purchase and Sale of Assets; Assumption of Liabilities.

         (a) Transfer of Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined in Section 1.3(a)), each Seller shall sell, convey, assign and transfer to the Buyer, and the Buyer shall purchase and acquire from such Seller, all of such Seller's right, title and interest in and to the assets, properties and rights of such Seller, of every kind, nature, character and description (accrued, contingent or otherwise), tangible and intangible, real, personal or mixed, wherever located, existing as of the Closing which are utilized exclusively or primarily in the AIS Business (the "Acquired Assets"), including, without limitation, the following assets, properties and rights, in each case to the extent the assets or properties are owned or the rights are held by a Seller as of the Closing and exclusively or primarily utilized in or relating to the AIS
Business:

                  (i) all accounts receivable and other receivables (whether or not billed);

                  (ii) all inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies, promotional materials and inventory (in each case, whether on hand, in transit or on order);

                  (iii) all computer hardware, equipment, furniture, furnishings, fixtures, machinery, installations, supplies, work stations, data processing equipment, networking equipment, vehicles, tools and tooling and other tangible personal property and all warranties and guarantees, if any, express or implied, existing for the benefit of a Seller in connection therewith;

                  (iv) the real property described on Schedule 1.1(a)(iv) (the "Owned Real Property");

                  (v) all of the Sellers' rights under the real property leases or subleases described on Schedule 1.1(a)(v) (the "Real Estate Leases"), except as provided in Section 1.5;

                  (vi) the rights under all contracts or agreements to which any Seller is a party (excluding the Real Estate Leases), including those listed on
Schedule 2.12, but excluding those listed on Schedule 4.2 (the "Assigned Contracts"), except as provided in Section 1.5;

                  (vii) all (A) patents and patent applications listed on
Schedule 1.1(a)(vii), and any patent applications that are filed based on the invention disclosures listed on Schedule 1.1(a)(vii), related (i.e., claiming priority to at least one of such patents or patent applications) and foreign counterpart patent applications and patents, including any reissues, re-examinations, continuations, continuations-in-part or divisionals thereof,
(B) copyrights and copyright registrations and works of authorship in any media,
(C) computer software and management information systems, and (D) technical information, trade secrets, technology, know-how, specifications, designs, inventions, discoveries, developments, techniques, drawings and processes and quality control data, and other confidential, proprietary or non-public business information, documents, analyses, research and lists (including current and potential customer lists and vendor lists) and all other intellectual property of any nature, including text, images and other content relating exclusively or primarily to the AIS Business contained in websites maintained by the Sellers (collectively, "Intellectual Property");

                  (viii) all licenses, permits, franchises, grants, consents, concessions, orders, authorizations, approvals or registrations issued by any Governmental Entity (as defined below) (collectively, "Legal Permits") relating to the development, use, maintenance or occupation of the Owned Real Property, the facilities covered by the Real Property Leases (the "Leased Facilities") or the Acquired Assets or the AIS Business, to the extent that such Legal Permits are transferable (for purposes of this Agreement, "Governmental Entity" means any government, court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, whether federal, state, local, foreign or multinational);

                  (ix) all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments by a Seller prior to the Closing, including credits, deferred charges, deposits, prepaid assets and prepaid expenses;

                  (x) all books (other than stock record books), records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials (whether in hard copy, magnetic tape or other format or media), including property records, production records, purchasing and sales records, personnel and payroll records, credit records, accounting records, creative materials, and advertising and marketing materials, subject to any restrictions imposed by applicable law on the transfer of employee files and other materials related to classified programs;

                  (xi) all goodwill;

                  (xii) the rights under purchase orders outstanding on the Closing Date;

                  (xiii) all rights relating to refunds or recoupment of Taxes (as defined in Section 2.7) relating to all periods ending after the Closing, determined in accordance with Section 8.2, including rights under any legal or administrative proceedings relating thereto, whether or not yet commenced;

                  (xiv) all actions, claims, causes of action, rights of recovery, choses in action, rights of setoff of any kind, and all rights under and pursuant to all indemnities, warranties, representations and guarantees arising before, on or after the Closing relating exclusively or primarily to the AIS Business, any Acquired Assets or any Assumed Liabilities; and

                  (xv) the insurance policies listed on Schedule 1.1(a)(xv).

         (b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the following (collectively, the "Excluded Assets"):

                  (i) all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

                  (ii) all assets, properties and rights utilized exclusively or primarily in the Boeing Business Jet Division (for the purposes of this Agreement, the "Boeing Business Jet

Division" means those operations of the Sellers that are currently conducted through its AIS Business at facilities located in Waco, Texas and that relate specifically to the design, configuration, manufacture, modification, installation and delivery of interior structures, furnishings and components for the aircraft listed by Aircraft Serial Number in Schedule 1.1(b)(ii) in accordance with the contracts listed in Schedule 1.1(b)(ii) and to the Consigned Assets (as defined in Section 10.10(c));

                  (iii) the assets, properties or rights listed on, or arising under the contracts or agreements listed on, Schedule 1.1(b)(iii); provided that the $44,651,603 SSDMP receivable listed thereon was considered an Excluded Asset as of September 30, 2001 and is therefore not reflected on the Most Recent Balance Sheet or in Schedule 1.4, but any portion of such receivable that remains uncollected as of the Closing shall become an Acquired Asset and shall be conveyed and assigned to the Buyer and shall be reflected on the Closing Statement (which shall have the effect of increasing the Closing Net Tangible Book Value);

                  (iv) all rights to any of the Intellectual Property licensed by Raytheon or an Affiliate (for purposes of this Agreement, "Affiliate" has the meaning assigned to it in Rule 12b-2 under the Securities Exchange Act of 1934) thereof to the Buyer, or otherwise retained by Raytheon or its Affiliates under the terms of the Intellectual Property Agreement (as defined in Section 1.3(b));

                  (v) all trademarks, trademark registrations and trademark applications (together with the goodwill associated therewith);

                  (vi) all accounts receivable and similar rights to payment from Raytheon or any Subsidiary of Raytheon that are accrued prior to the Closing;

                  (vii) the capital stock of all subsidiaries of each Seller;

                  (viii) all rights relating to refunds or recoupment of Taxes (as defined in Section 2.7) relating to all periods ending on or prior to the Closing, determined in accordance with Section 8.2, including rights under any legal or administrative proceedings relating thereto, whether or not yet commenced;

                  (ix) all rights to any payment, recovery or settlement relating to or arising out of the litigation with Bombardier, Inc. and Learjet, Inc. filed on June 2, 2000 (196th Judicial District Court, Hunt County, Texas, Docket No. 621284) (the "Bombardier Litigation");

                  (x) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing to the extent relating to (A) the items set forth in this Section 1.1(b) or (B) any Excluded Liabilities;

                  (xi) all rights of the Sellers under the AIS Benefit Plans (as defined in Section 2.17);

                  (xii) the rights which accrue or will accrue to the benefit of the Sellers under this Agreement or any Ancillary Agreement (as defined in Section 1.3(b)); and

                  (xiii) all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related exclusively or primarily to any Excluded Assets or Excluded Liabilities.

         (c) Assumed Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due all liabilities and obligations of each Seller, of every kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), which are related exclusively or primarily to the AIS Business or the Acquired Assets (the "Assumed Liabilities"), including, without limitation, the following liabilities and obligations, in each case to the extent related exclusively or primarily to the AIS Business or the Acquired Assets:

                  (i) all liabilities reflected on the Most Recent Balance Sheet (as defined in Section 2.4) and any other liabilities as of September 30, 2001 (the "Balance Sheet Date") which are not required to be reflected thereon according to United States generally accepted accounting principles as in effect as of the Balance Sheet Date ("GAAP"), except to the extent satisfied prior to the Closing;

                  (ii) all liabilities arising subsequent to the Balance Sheet Date, except to the extent satisfied prior to the Closing;

                  (iii) all liabilities and obligations under the Assigned Contracts and under the Real Estate Leases, except as provided in Section 1.5;

                  (iv) all liabilities and obligations under the Legal Permits transferred pursuant to Section 1.1(a)(viii);

                  (v) all liabilities and obligations in respect of the AIS Business or the Acquired Assets arising or incurred by the Buyer after the Closing;

                  (vi) all liabilities and obligations arising out of the ownership, leasing or operation of any Leased Facility, Owned Real Property or other real property at any time;

                  (vii) all liabilities and obligations for Environmental Matters (as defined in Section 2.18(a)) or liability under common law with respect to Materials of Environmental

Concern (as defined in Section 2.18(a)) that relate exclusively or primarily to the AIS Business or the Acquired Assets;

                  (viii) all liabilities and obligations in respect of employees or employee benefits assumed by the Buyer pursuant to Article IX; and

                  (ix) all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations that relate exclusively or primarily to the AIS Business or the Acquired Assets.

         (d) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include the following (collectively, the "Excluded Liabilities"):

                  (i) all liabilities and obligations relating exclusively or primarily to the Excluded Assets;

                  (ii) all liabilities and obligations for Taxes (whether or not reflected on the Most Recent Balance Sheet) relating to all periods ending on or prior to the Closing, determined in accordance with Section 8.2;

                  (iii) all liabilities and obligations of the Sellers in respect of employees or employee benefits retained by a Seller pursuant to
Article IX;

                  (iv) all liabilities and obligations of the Sellers under the agreements listed on Schedule 1.1(d)(iv);

                  (v) all liabilities and obligations of the Sellers under this Agreement or any Ancillary Agreement;

                  (vi) all liabilities and obligations of any Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (including without limitation any fees for financial advisors engaged by or on behalf of the Sellers) and any Taxes arising in connection with the consummations of the transactions contemplated hereby (other than Taxes referred to in Section 8.1(d));

                  (vii) all liabilities and obligations arising out of disallowances, redeterminations and reallocations of overhead charges and other allocated expenses and rates included in costs incurred on or prior to the Closing under any Government Contract included in the Acquired Assets, but only to the extent such overhead charges and allocated expenses and rates relate exclusively or primarily to operations of Raytheon other than the AIS Business;

                  (viii) all accounts payable or similar payment obligations by the AIS Business to Raytheon or any Subsidiary of Raytheon; and

                  (ix) all liabilities and obligations of the Sellers relating to or arising out of the Bombardier Litigation.

     1.2 Purchase Price and Related Matters.

         (a) Purchase Price. In consideration for the sale and transfer of the Acquired Assets, the Buyer shall at the Closing assume the Assumed Liabilities as provided in Section 1.1(c) and shall pay to the Sellers an aggregate amount of $1,130,000,000 (the "Purchase Price"). The Purchase Price shall be subject to adjustment as provided in Section 1.4. The Purchase Price, as adjusted pursuant to such Section, is referred to herein as the "Adjusted Purchase Price."

         (b) Allocation of Purchase Price. The amount of the Adjusted Purchase Price and the Assumed Liabilities (the "Tax Purchase Price") shall be allocated among the Acquired Assets and the covenant contained in Section 10.2 as follows.

                  (i) Raytheon shall prepare and deliver to the Buyer, within 180 days following the final determination of the Adjusted Purchase Price pursuant to Section 1.4, a schedule setting forth a proposed allocation of the Tax Purchase Price among the Sellers. The Buyer shall deliver to Raytheon, within 30 days after delivery of such allocation schedule, either a notice indicating that the Buyer accepts such allocation schedule or a statement detailing its objections to such allocation schedule. If the Buyer delivers to Raytheon a notice accepting Raytheon's allocation schedule, or if the Buyer does not deliver a written objection within such 30-day period, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such 30th day, such allocation schedule shall be deemed to be accepted by the Buyer. If the Buyer timely objects to Raytheon's schedule and the Buyer and Raytheon cannot reach agreement on such allocation within 15 days following the date that the Buyer notified Raytheon of the objection, then the Buyer and Raytheon shall jointly engage a mutually agreeable "big five" accounting firm (other than PricewaterhouseCoopers LLP) (the "Neutral Accountant"). If the Neutral Accountant determines that the allocation schedule provided by Raytheon was reasonable, such allocation schedule shall be final. If the Neutral Accountant determines that the allocation schedule provided by Raytheon was unreasonable, the Neutral Accountant shall prepare the allocation schedule based upon appraisal of the fair value of the assets among which the Tax Purchase Price is to be allocated and such appraisal shall be determined by an independent appraisal firm. The Buyer and Raytheon agree to provide to the

Neutral Accountant such information as the Neutral Accountant may reasonably request in connection with the preparation of such schedule and shall request that the Neutral Accountant prepare and deliver to Raytheon and the Buyer such allocation schedule as promptly as practicable. The Buyer and Raytheon shall share equally the costs and expenses of the Neutral Accountant and the independent appraisal firm for its services under this Section 1.2(b)(i).

                  (ii) Within 30 days following the final determination of the allocation of the Tax Purchase Price among the Sellers in accordance with clause
(i) above, the Buyer shall prepare and deliver to Raytheon a schedule with respect to each Seller setting forth a proposed allocation of the portion of the Tax Purchase Price allocated to such Seller pursuant to clause (i) above among the Acquired Assets that were acquired from such Seller and the covenant contained in Section 10.2 hereof in accordance with the rules under Section 1060 of the Code and the regulations promulgated thereunder (the "Allocation Schedule"). The Allocation Schedule so proposed by the Buyer shall be final unless Raytheon in good faith objects to such Allocation Schedule within 30 days after receiving the Allocation Schedule from the Buyer. If Raytheon timely objects to the Allocation Schedule and the Buyer and Raytheon cannot reach an agreement on the Allocation Schedule within 15 days following the date that Raytheon notified the Buyer of the objection, then the Buyer and Raytheon shall jointly engage the Neutral Accountant. If the Neutral Accountant determines that the Allocation Schedule provided by the Buyer was reasonable, the Allocation Schedule shall be final. If the Neutral Accountant determines that the Allocation Schedule provided by the Buyer was unreasonable, the Neutral Accountant shall prepare the Allocation Schedule based upon appraisal of the fair value of the assets among the assets to which the Tax Purchase Price is to be allocated and such appraisal shall be determined by an independent appraisal firm. The Buyer and Raytheon agree to provide the Neutral Accountant with such information as the Neutral Accountant may reasonably request in connection with the preparation of the Allocation Schedule and shall request that the Neutral Accountant prepare and deliver to the Buyer and Raytheon such Allocation Schedule as promptly as possible. The Buyer and Raytheon shall share equally the costs and expenses of the Neutral Accountant and the independent appraisal firm for its services under this Section 1.2(b)(ii).

                  (iii) The Buyer and the Sellers agree that amounts payable to any parties pursuant to the agreements set forth in clauses (x) through (xxii) of Section 1.3(b) were separately agreed upon and represent arm's length payments for the goods and services to be provided thereunder. Accordingly, no portion of the Tax Purchase Price is properly allocable to such agreements or the goods or services provided thereunder.

                  (iv) The final determination of the Allocation Schedule shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise Tax Returns. Neither the Buyer nor any Seller shall take a position before any taxing authority or in any judicial proceeding that is inconsistent with such Allocation Schedule without the prior written consent of the other Party. The Parties shall in good faith exercise reasonable efforts to support such Allocation Schedule in any audit proceedings initiated by any taxing authorities. Notwithstanding the foregoing, if the Allocation Schedule has not been finally determined in accordance with this Section 1.2(b) by the time (taking into account all applicable extensions) that any Seller, the Buyer, or any of their respective Affiliates is required to file any Tax Return reflecting an allocation of the Tax Purchase Price between the Sellers and/or among the Acquired Assets and the covenant contained in Section 10.2 hereof, such party shall be entitled to file such Tax Return based upon an allocation of the Tax Purchase Price that reflects (i) any allocation pursuant to Section 1.2(b)(i) that has become final, (ii) any allocation to any item pursuant to
Section 1.2(b)(ii) hereof upon which the Parties have agreed or with respect to which the 30-day period for objecting has passed with no objection having been made by Raytheon to the allocation to the item and (iii) an allocation of any remaining amounts based upon a good faith determination by such party of the respective fair market values of the Acquired Assets, provided that such allocation is not inconsistent with any allocations specified in clauses (i) and
(ii) of this sentence.

     1.3 The Closing.

         (a) Time and Location. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on February 28, 2002 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three Business Days (as defined below)) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) have been satisfied or waived (the "Closing Date"). For purposes of this Agreement, a "Business Day" shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

         (b) Actions at the Closing.

                  At the Closing:

                  (i) the Sellers shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

                  (ii) the Buyer shall deliver (or cause to be delivered) to the Sellers the various certificates, instruments and documents required to be delivered under Section 5.2;

                  (iii) the Sellers and the Buyer shall execute and deliver a Bill of Sale in substantially the form attached hereto as Exhibit A;

                  (iv) Raytheon and any other Affiliate thereof owning patents or patent applications included in the Acquired Assets shall execute and deliver a Patent Assignment in substantially the form attached hereto as Exhibit B;

                  (v) Raytheon and any other Affiliate thereof owning any of the Owned Real Property shall execute and deliver a Special Warranty Deed in substantially the form attached hereto as Exhibit C with respect to each parcel of Owned Real Property;

                  (vi) the Sellers and the Buyer shall execute and deliver an Assignment and Assumption of Leases with respect to each Real Estate Lease in substantially the form attached hereto as Exhibit D;

                  (vii) the Sellers and the Buyer shall execute and deliver such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, conveyance, assignment and transfer to the Buyer of valid ownership of the Acquired Assets;

                  (viii) the Sellers and the Buyer shall execute and deliver an Assumption Agreement in substantially the form attached hereto as Exhibit E;

                  (ix) the Sellers and the Buyer shall execute and deliver such other instruments as any Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

                  (x) Raytheon and the Buyer shall execute and deliver the Supply Agreement in substantially the form attached hereto as Exhibit F;

                  (xi) Raytheon and the Buyer shall execute and deliver the Supply Agreement in substantially the form attached hereto as Exhibit G;

                  (xii) Raytheon Technical Services Company and the Buyer shall execute and deliver the Supply Agreement in substantially the form attached hereto as Exhibit H;

                  (xiii) Raytheon Technical Services Company and the Buyer shall execute and deliver the Supply Agreement in substantially the form attached hereto as Exhibit I;

                  (xiv) Thales-Raytheon Systems Co., LLC and the Buyer shall execute and deliver the Supply Agreement in substantially the form attached hereto as Exhibit J;

                  (xv) Raytheon Systems Canada, Ltd. and the Buyer shall execute and deliver the Supply Agreement in substantially the form attached hereto as Exhibit K;

                  (xvi) Raytheon Aircraft Company and the Buyer shall execute and deliver the Supply Agreement in substantially the form attached hereto as Exhibit L;

                  (xvii) Raytheon Systems Limited and the Buyer shall execute and deliver the Subcontract Agreement in substantially the form attached hereto as Exhibit M;

                  (xviii) Raytheon and the Buyer shall execute and deliver a Lease Agreement in substantially the form attached hereto as Exhibit N-1, a Sublease Agreement in substantially the form attached hereto as Exhibit N-2 and an Equipment License Agreement in substantially the form attached hereto as Exhibit N-3;

                  (xix) Raytheon and the Buyer shall execute and deliver the Intellectual Property Agreement in substantially the form attached hereto as Exhibit O (the "Intellectual Property Agreement");

                  (xx) Raytheon Commercial Ventures, Inc. and the Buyer shall execute and deliver the Cooling Technology Marketing Agreement in substantially the form attached hereto as Exhibit P;

                  (xxi) Raytheon and the Buyer shall execute and deliver the Transition Services Agreement in substantially the form attached hereto as Exhibit Q (the "Transition Services Agreement");

                  (xxii) Raytheon and the Buyer shall execute and deliver the Business Jet Services Agreement in substantially the form attached hereto as Exhibit R;

                  (xxiii) the Buyer shall pay to the Sellers the Purchase Price in cash by wire transfer of immediately available funds into an account designated by Raytheon in writing prior to the Closing;

                  (xxiv) the Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature owned by the Sellers; and

                  (xxv) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

     The agreements and instruments referred to in clauses (iii) through
(xxii) above are referred to herein as the "Ancillary Agreements."

     1.4 Post-Closing Adjustment. The Purchase Price set forth in Section 1.2(a) shall be subject to adjustment after the Closing Date as follows:

         (a) For purposes of this Agreement, the "Target Net Tangible Book Value" shall be $475,200,000. Such figure is $25,000,000 in excess of the figure derived from the Most Recent Balance Sheet in the manner shown on Schedule 1.4.

         (b) Within 75 days after the Closing Date, Raytheon shall prepare and deliver to the Buyer a statement (the "Closing Statement") that is prepared in accordance with GAAP (provided that in the event of any inconsistency between GAAP and the methodologies described below, the methodologies described below shall control) and that sets forth the Acquired Assets and Assumed Liabilities as of the Closing (without giving effect to the transactions contemplated by this Agreement) and also showing the excess of the Acquired Assets, excluding goodwill and other intangible assets, over the Assumed Liabilities as shown thereon (the "Closing Net Tangible Book Value"), together with a special purpose audit report by PricewaterhouseCoopers LLP which shall state that the Closing Statement fairly presents, in all material respects, the Acquired Assets and the Assumed Liabilities as of the Closing Date on a basis consistent with this
Section 1.4. All fees, costs and expenses of the services rendered by PricewaterhouseCoopers LLP in connection with the preparation of the Closing Statement shall be borne by the Sellers. Subject to the methodologies and procedures described in the balance of this Section 1.4(b), the Closing Statement shall be prepared using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, that were employed in the preparation of the balance sheet attached as Schedule 1.4 and the derivation of the Target Net Tangible Book Value. Except as specifically provided in the following sentence, (A) the Closing Net Tangible Book Value, and any difference between the Target Net Tangible Book Value and the Closing Net Tangible Book Value, shall not reflect any of the following items: (i) the effect of any changes to estimates used to prepare the Most Recent Balance Sheet (it being agreed that increases in percentage of completion resulting from normal cost-to-cost accounting applied to additional contract expenditures shall not be considered estimates for purposes of this section), (ii) any changes in or adjustments to the reserves or estimates at completion used in the preparation of the balance sheet attached as
Schedule 1.4, (iii) deferred tax asset or liability accounts, or (iv) any changes in any of the assets or liabilities of the AIS Business between the Balance Sheet Date and the Closing Date, and (B) all estimates at completion, contract profit rates and loss or other reserves associated with contracts in process used in the preparation of the balance sheet attached as Schedule 1.4 shall be the same in Schedule 1.4 and in the Closing Statement, and any associated impacts on any other accounts which change based on a change in such estimates at completion, contract profit rates and loss or other reserves shall be ignored. Notwithstanding the foregoing sentence, the following items and changes shall be taken into account in preparing the Closing Statement: (i) all amounts of any reserve or valuation accounts shall be reduced for any cash payments with respect to such reserve and valuation accounts after the Balance Sheet Date; (ii) changes shall be made to any reserves or valuation accounts relating to depreciation of physical assets to the extent that such changes are required by the passage of time after the Balance Sheet Date; (iii) estimates at completion, contract profit rates and loss and other reserves associated with contracts in process used in the preparation of the Most Recent Balance Sheet may be revised from the amount used in such preparation for, and only for, the occurrence of a Third Party Event, and only to the extent of the impact of that Third Party Event; and (iv) changes to other components of the Acquired Assets (excluding goodwill and other intangible assets and excluding estimates at completion, contract profit rates and loss or other reserves associated with contracts in process used in the preparation of the balance sheet attached as Schedule 1.4) and the Assumed Liabilities that result from the operation of the AIS Business between the Balance Sheet Date and the Closing Date shall be reflected. A "Third Party Event" is an event that (i) occurs between the Balance Sheet Date and the Closing, (ii) is communicated to a Seller on or prior to the date 30 days after the Closing Date, from a source outside the personnel, premises and operations of the Sellers, and (iii) states a claim or provides notice of a condition, the financial statement effect of which is probable of occurrence and reasonably stated or estimable, and would therefore require, under GAAP, the revision, upward or downward, of a contract reserve or estimate at completion in the absence of the other provisions of this Section 1.4. For the purposes of the previous sentence only, "communicated" shall mean the receipt by a Seller of a written notice from a customer, Governmental Entity, subcontractor or third-party vendor. The intent of the Buyer and the Sellers with regard to the methodologies described above is to prohibit a Purchase Price adjustment with respect to changes in estimates at completion and/or views of risks, opportunities or judgments with respect to agreements existing as of September 30, 2001, except upon the occurrence of a Third Party Event.

         (c) Upon receipt of the Closing Statement by the Buyer, the Buyer and the Buyer's independent accountants shall have reasonable access during normal business hours to the Closing Statement working papers of PricewaterhouseCoopers LLP to the extent reasonably required to complete review of the Closing Statement. The Buyer shall deliver to Raytheon, within 30 days after delivery by Raytheon to the Buyer of the Closing Statement, either a notice indicating that the Buyer accepts the Closing Statement or a statement describing the Buyer's objections to the Closing Statement, which statement of objections shall describe in reasonable detail the specific nature and amount of each objection and shall state in reasonable detail all bases upon which the Buyer believes the Closing Statement is not in conformity with the requirements set forth in
Section 1.4(b). If the Buyer delivers to Raytheon a notice accepting the Closing Statement, or the Buyer does not deliver a written objection to the Closing Statement within such 30-day period, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such 30th day, the Closing Statement shall be deemed to be accepted by the Buyer.

         (d) If the Buyer timely objects to the Closing Statement, such objections shall be resolved as follows:

                  (i) The Buyer and Raytheon shall first use reasonable efforts to resolve such objections.

                  (ii) If the Buyer and Raytheon are able to resolve such objections within 30 days after delivery to Raytheon of such statement of objections, the Buyer and

Raytheon shall, within 45 days after delivery of such statement of objections, jointly prepare and sign a statement setting forth the Acquired Assets and Assumed Liabilities as of the Closing and the Closing Net Tangible Book Value, which amounts shall reflect the resolution of objections agreed to by the Buyer and Raytheon.

                  (iii) If the Buyer and Raytheon do not reach a resolution of all objections set forth on the Buyer's statement of objections within 30 days after delivery of such statement of objections, the Buyer and Raytheon shall, within 30 days after the expiration of such 30-day period, (A) jointly prepare and sign a statement setting forth (1) those objections (if any) that the Buyer and Raytheon have resolved and the resolution of such objections and (2) those objections that the Buyer and Raytheon did not resolve (the "Unresolved Objections") and (B) engage the Neutral Accountant to resolve the Unresolved Objections.

                  (iv) The Buyer and Raytheon shall jointly submit to the Neutral Accountant, within 10 days after the date of the engagement of the Neutral Accountant (as evidenced by the date of the engagement agreement), a copy of the Closing Statement (along with PricewaterhouseCoopers LLP's special purpose audit report thereon), a copy of the statement of objections delivered by the Buyer to Raytheon, and the joint statement referred to in Section 1.4(d)(iii)(A) above. Each of the Buyer and Raytheon shall submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and Raytheon may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within 75 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other Party. Unless requested by the Neutral Accountant in writing, neither the Buyer nor Raytheon may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

                  (v) The Buyer and Raytheon shall instruct the Neutral Accountant that (A) the scope of its review and authority shall be limited to resolving the Unresolved Objections, (B) in resolving the Unresolved Objections, the Neutral Accountant shall accept each of the values set forth on the Closing Statement unless the Buyer demonstrates that such value is contrary to the requirements of the Closing Statement set forth in Section 1.4(b) (in which case its resolution of each Unresolved Objection shall consist of the determination of an appropriate value for each Closing Statement item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by Raytheon in the Closing Statement and by the Buyer in its statement of objections), and (C) issue a ruling which sets forth the resolution of each Unresolved Objection and includes a statement setting forth the Closing Net Tangible Book Value, reflecting the Neutral Accountant's resolution of the Unresolved Objections. The "Final Closing Statement" shall be the statement accepted (or deemed accepted) by the Buyer pursuant to Section 1.4(c), prepared and signed pursuant to Section 1.4(d)(ii) or delivered by the Neutral Accountant pursuant to this Section 1.4(d)(v), as the case may be.

                  (vi) The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Sellers. The Buyer and the Sellers agree that the procedure set forth in this
Section 1.4(d) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes;

provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

                  (vii) The Buyer and Raytheon shall share equally the fees and expenses of the Neutral Accountant for its services under this Section 1.4(d). Other than such fees and expenses of the Neutral Accountant, the Buyer and Raytheon shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to Section 1.4(c) and this Section 1.4(d).

         (e) If the Closing Net Tangible Book Value as shown on the Final Closing Statement is less than the Target Net Tangible Book Value, the Purchase Price shall be reduced by such deficiency and Raytheon shall pay to the Buyer, by wire transfer or other delivery of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.4, an amount equal to such deficiency (plus interest thereon at the rate of 8.0% per annum, compounded monthly, from the Closing Date). If the Closing Net Tangible Book Value as shown on the Final Closing Statement exceeds the Target Net Tangible Book Value, the Purchase Price shall be increased by such excess amount and the Buyer shall pay to Raytheon, by wire transfer or other delivery of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.4, an amount equal to such excess (plus interest thereon at the rate of 8.0% per annum, compounded monthly, from the Closing Date).

     1.5 Consents to Assignment. If (a) any Assigned Contract or Real Estate Lease may not be assigned and transferred by the applicable Seller to the Buyer (as a result of either the provisions thereof or applicable laws, statutes, rules, regulations, judgments, rulings, decisions, writs, orders or decrees) without the consent or approval of a third party (including, for example, a Governmental Entity) and (b) such consent or approval has not been obtained prior to the Closing, then, with respect to each such Assigned Contract or Real Estate Lease, (i) notwithstanding any other provision of this Agreement, such Assigned Contract or Real Estate Lease shall not be assigned and transferred by such Seller or assumed by the Buyer at the Closing, (ii) such Seller and the Buyer will cooperate, in all reasonable respects, to obtain the necessary consent or approval as soon as practicable after the Closing, provided that neither Party shall be required to make any payments or agree to any material undertakings in connection therewith (except to the extent provided in Section 4.1), (iii) if and when such consent or approval is obtained, such Seller and the Buyer shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contract or Real Estate Lease to the Buyer and (iv) from and after the Closing until the assignment of such Assigned Contract or Real Estate Lease pursuant to clause (iii) above, such Seller and the Buyer shall cooperate, in all reasonable respects to (1) provide the Buyer with all of the rights and obligations under any such Assigned Contract or Real Estate Lease, (2) cooperate in any reasonable and lawful arrangement designed to provide such rights and obligations to the Buyer, including subcontracting, sublicensing or subleasing to the Buyer or the appointment of the Buyer as the agent of the Seller for purposes of such Assigned Contract or Real Estate Lease, and (3) enforce, at the request of the Buyer and for the account of the Buyer, any and all rights of the applicable Seller arising under any such Assigned Contract or

Real Estate Lease (provided that Section 10.3(b), and not this clause (iv), shall apply in the case of any such Assigned Contract that is a Government Contract (as defined in Section 2.13)) .

     1.6 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party's expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS


         The Sellers jointly and severally represent and warrant to the Buyer that, except as set forth in the Schedule of Exceptions provided by the Sellers to the Buyer on the date hereof (the "Schedule of Exceptions"), the statements contained in this Article II are true and correct as of the date hereof and will be true and correct as of the Closing to the extent required by Section 5.1(a). The Schedule of Exceptions shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Schedule of Exceptions shall qualify other sections and subsections in this Article II to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Schedule of Exceptions (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the AIS Business, has resulted in or would result in an AIS Material Adverse Effect (as defined in Section 2.1), or is outside the ordinary course of business.

For purposes of this Agreement, the phrase "to the knowledge of the Sellers" or any phrase of similar import shall mean and be limited to the actual knowledge of the following individuals: Richard F. Anderson, Gary Arnold, William H. Cooke, Robert Drewes, Ed Gloviak, Anthony F. O'Brien, Robert O'Rourke, Steven Post, Barry K. Pride, Cheryl Y. Whitis, Walter S. Hogle, Jr., Harold D. Smith, Thomas S. Brown, and E. Dean Calvert, and with respect to ASTOR, Tom Yeager, Bob Bearden and Angelo Strano.

     2.1 Organization, Qualification and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization, and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the AIS Business, makes such qualification necessary, except for any such failures to be qualified that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect. Each Seller has all requisite corporate power and authority to carry on the AIS Business in which it is now engaged and to own, lease and use the Acquired Assets currently owned, leased and used by it. For purposes of this Agreement, "AIS Material Adverse Effect" means any material adverse effect on (a) the assets, financial condition or results of operations of the AIS Business as a whole (other than (i) any effect arising out of or resulting from economic factors affecting the economy as a whole or factors generally affecting the industry in which the AIS Business competes, (ii) any effect proximately caused by the announcement of this Agreement and/or the transactions contemplated hereby, and (iii) the failure of a Seller to be awarded any particular new contract or contracts), or (b) the ability of the Sellers to consummate the transactions contemplated by this Agreement.

     2.2 Authorization of Transaction. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and such Ancillary Agreements and the consummation by each Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of each Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by each Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding agreement of the Buyer, constitutes or will constitute a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     2.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by any Seller of this Agreement or the Ancillary Agreements to which such Seller will be a party, nor the consummation by any Seller of the transactions contemplated hereby or thereby, will:

          (a) conflict with or violate any provision of the charter or bylaws of any Seller;

          (b) except for consents to transfer or novations required with respect to contracts with Governmental Entities, require on the part of any Seller any filing, designation, declaration or registration with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, designation, declaration, registration, permit, authorization, consent or approval which if not obtained or made would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect;

          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, result in the loss of a benefit or increase in liabilities or fees under, create in any party the right to terminate, cancel or modify, or require any notice, consent, approval, authorization or waiver under, any Assigned Contract or Real Estate Lease, except for (i) any conflict, breach, default, acceleration, loss, increase, or right to terminate, cancel or modify that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect or (ii) any notice, consent, approval, authorization or waiver the absence of which would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect;

          (d) violate any order, writ, injunction, judgment, ruling, decision or decree specifically naming, or statute, rule, law, ordinance or regulation applicable to, any Seller or any of their respective properties or assets or the Acquired Assets or Assumed Liabilities, except for any violation that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect; or

          (e) result in the creation of any Encumbrance (as defined in Section 2.8) upon any of the Acquired Assets.

     2.4 Financial Statements. Schedule 2.4 includes copies of the following financial statements with respect to the AIS Business: (a) the audited combined balance sheet and combined statements of operations, parent company investment and cash flows as of and for the fiscal years ended December 31, 1999 and December 31, 2000 and (b) the unaudited statement of operations for the nine-month period ended September 30, 2001. Schedule 1.4 includes a copy of the unaudited balance sheet of the AIS Business as of September 30, 2001 (the "Most Recent Balance Sheet"). The audited financial statements referenced in clause
(a) above have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operations and cash flows of the AIS Business as of the respective dates thereof and for the periods referred to therein in accordance with GAAP; provided that Schedule 2.4 describes any differences between the AIS Business (as defined herein) and the business and operations that are covered by such financial statements. The unaudited statement of operations referenced in clause (b) above (i) has, to the knowledge of the Sellers, been prepared in accordance with GAAP and (ii) fairly presents, in all material respects, the results of operations of the AIS Business for the period referred to therein; provided that (i) such statement of operations includes the audit adjustments made to the audited financial statements referenced in clause (a) above, updated to reflect the appropriate amounts as of September 30, 2001 and (ii) Schedule 2.4 describes any differences between the AIS Business (as defined herein) and the business and operations that are covered by such statement of operations. The Most Recent Balance Sheet
(i) has, to the knowledge of the Sellers, been prepared in accordance with GAAP and (ii) fairly presents, in all material respects, the assets and liabilities that would constitute the Acquired Assets and the Assumed Liabilities if the Closing were to occur on September 30, 2001.

     2.5 Absence of Certain Changes. Since the Balance Sheet Date, there has not been any change, event or development in the AIS Business other than (i) the pending sale of the AIS Business contemplated by this Agreement and (ii) changes, events or developments arising in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect. From the Balance Sheet Date to the date of this Agreement, the AIS Business has been operated in the ordinary course of business, and none of the Sellers has taken any of the following actions (or permitted any of the following events to occur) with respect to the AIS
Business:

          (a) conveyed, exchanged, sold, assigned, abandoned, disposed of or transferred any portion of the Acquired Assets in a single transaction or series of related transactions in an amount in excess of $1,000,000, except in the ordinary course of business;

          (b) suffered any extraordinary losses (whether or not covered by insurance) material to the AIS Business;

          (c) incurred or guaranteed any indebtedness for borrowed money, including capitalized lease obligations, sale leaseback obligations and other similar indebtedness obligations, whether current or funded, or secured or unsecured ("Indebtedness") (all of which is reflected on the Most Recent Balance Sheet);

          (d) granted or amended any rights to severance benefits, "stay pay" or termination pay to any AIS Employee (as defined in Section 9.1) that will constitute an Assumed Liability;

          (e) made any capital expenditures or commitments therefor in an amount in excess of $1,000,000, except in accordance with the AIS Business' capital expenditure budget included in Schedule 2.5(e);

          (f) acquired any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not, and is not expected to, become part of the AIS Business;

          (g) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any AIS Employee whose annual base salary exceeds $150,000 that is an Assumed Liability;

          (h) established, terminated or materially amended any AIS Benefit Plan, except as required by law or as a result of the combination by the Sellers of any AIS Benefit Plans and as disclosed to the Buyer;

          (i) materially changed its accounting principles, methods or practices, except in each case to conform to changes in GAAP;

          (j) created or suffered the imposition of any Encumbrance on any of the Acquired Assets;

          (k) forgiven or cancelled any material debt or claim of the AIS Business or voluntarily waived any right of material value other than compromises of accounts receivable in the ordinary course of business consistent with past practice;

          (l) terminated or cancelled, or permitted to lapse, terminate or expire, any of the Assigned Contracts;

          (m) entered into, or performed previously agreed upon, intercompany transactions relating to the AIS Business with any Affiliate of any of the Sellers, except any transactions which were in the ordinary course of business consistent with past practice;

          (n) increased (or committed to increase) the compensation, pension or other benefits payable or to become payable to any AIS Employee or paid any bonus payments or arrangements to any of them, that will constitute Assumed Liabilities, other than (i) increases amounting to less than $100,000 (an annualized basis) in the aggregate effected in the ordinary course of the AIS Business on a basis consistent with the past practice of the Seller and (ii) any increase required under the terms of any AIS Benefit Plan; or

          (o) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (n) of this Section 2.5.

     2.6 Undisclosed Liabilities. There are no material liabilities relating exclusively or primarily to the AIS Business, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Balance Sheet Date in the ordinary course of business and which are not, individually or in the aggregate, reasonably expected to result in an AIS Material Adverse Effect, (c) contractual and other liabilities which are not required by GAAP to be reflected on a balance sheet or in the footnotes thereto and (d) the Excluded Liabilities.

     2.7 Tax Matters. Each Seller has filed or had filed on its behalf all material Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were complete and accurate to the extent they relate to the AIS Business or the Acquired Assets, except for any failure to file, error or omission that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect. Each Seller has paid (or had paid on its behalf) all Taxes that are shown to be due on any such Tax Returns to the extent they relate to the AIS Business or the Acquired Assets. None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. None of the Acquired Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986. There are no liens for any Tax due on the Acquired Assets, except for Taxes not yet due and payable. Raytheon is not a foreign person as defined in Treasury Regulation Section 1.1445-2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Acquired Assets. None of the Acquired Assets to be acquired from Raytheon Australia are United States real property interests as defined in Section 897(c)(1) and the regulations promulgated thereunder. For purposes of this Agreement, "Taxes" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, profits, estimated, windfall profits, severance, intangible property, occupation, production, license, capital gains, stamp, capital stock, payroll, goods and services, alternative minimum tax and franchise taxes or any other tax, custom or duty, or other like assessment or charge of any kind whatsoever, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

     2.8 Tangible Personal Property. One of the Sellers owns all of the tangible personal property reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Encumbrances. For purposes of this Agreement, "Encumbrance" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, landlord's and similar liens arising in the ordinary course of business, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes not yet due and payable, (v) liens for Taxes which are being contested in good faith and by appropriate proceedings, (vi) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, and (vii) liens arising solely by action of the Buyer; provided that any of the items set forth in the foregoing clauses (i) through (vii) shall be considered an Encumbrance if the existence of any such items, individually or in the aggregate, (x) would reasonably be expected to result in an AIS Material Adverse Effect or (y) materially and adversely impairs the present use or value of the Acquired Assets.

     2.9 Owned Real Property. The Owned Real Property constitutes all real property owned by any Seller that is used exclusively or primarily in the AIS Business. With respect to each piece of Owned Real Property:

          (a) one of the Sellers has record and marketable fee simple title to, and is in possession of, such Owned Real Property, free and clear of any Encumbrance, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate, materially impair the value or current uses of such Owned Real Property;

          (b) there are no leases, subleases or agreements granting to any party or parties the right of use or occupancy of any portion of such Owned Real Property, and no third party is in possession of any of the Owned Real Property;

          (c) there are no outstanding options or rights of first refusal to purchase such Owned Real Property;

          (d) none of the Sellers has received notice of, and to the knowledge of the Sellers, there is no pending eminent domain proceeding or proceeding to change or redefine the zoning classification with respect to such Owned Real Property; and

          (e) to the knowledge of the Sellers, (i) the improvements constructed on such Owned Real Property are in good condition, normal wear and tear excepted, (ii) no Seller has received any uncured notice, demand or request stating that such Owned Real Property is not in compliance with any applicable law, statute, ordinance or code, and (iii) there are no violations of any deed restrictions or recorded covenants affecting such Owned Real Property.

     2.10 Leased Real Property. The Real Estate Leases constitute all leases or subleases of any Seller covering real property which is used exclusively or primarily in the AIS Business.

The Sellers have made available to the Buyer complete and accurate copies of the Real Estate Leases and all amendments and modifications thereto. With respect to each Real Estate Lease:

          (a) the Real Estate Lease is a valid and binding obligation of the applicable Seller and, to the knowledge of the Sellers, each other party to such Real Estate Lease;

          (b) one of the Sellers is the holder of the tenant's interest under the Real Estate Lease and is in possession of the Leased Facility, and, to the knowledge of the Sellers, is entitled to quiet enjoyment and use of the Leased Facility in connection with the conduct of the AIS Business without any interference or claims by any Person;

          (c) none of the Sellers nor, to the knowledge of the Sellers, any other party to the Real Estate Lease is in breach or default and, to the knowledge of the Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breach or default as would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect; and

          (d) none of the Sellers has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered or otherwise permitted, created, or suffered any Encumbrance on any interest in the leasehold or subleasehold to the Real Estate Lease.

     2.11 Intellectual Property.

          (a) Schedule 1.1(a)(vii) lists substantially all of the patents and patent applications owned by any Seller or an Affiliate that are used or planned for use exclusively or primarily in the AIS Business as conducted prior to and up to the date of this Agreement (the "Designated Intellectual Property"). To the knowledge of the Sellers, the Sellers own or have the right to use, and pursuant to this Agreement, the Intellectual Property Agreement or the Transition Services Agreement will assign, license or provide access to the Buyer, all of the Intellectual Property of the Seller (except for any Intellectual Property set forth on Schedule 2.14) necessary to conduct the AIS Business, free of all Encumbrances. There are no copyright registrations owned by any Seller or an Affiliate that are used exclusively or primarily in the AIS Business.

          (b) Except for any claims which have previously been resolved and are no longer outstanding or which were made more than three years prior to the date of this Agreement and which have not been subsequently pursued, none of the Sellers has received notice of, or has, to the knowledge of the Sellers, been threatened with, any written claim from any third party, and there are no pending actions, suits or proceedings alleging (i) infringement or violation of such third party's Intellectual Property which is based on the use of the Intellectual Property to be sold to the Buyer pursuant to this Agreement or the Acquired Assets and which would reasonably be expected to result in an AIS Material Adverse Effect, or (ii) the invalidity or unenforceability of any of the Intellectual Property to be sold to the Buyer pursuant to this Agreement.

          (c) The Buyer acknowledges that the Intellectual Property to be assigned to the Buyer pursuant to this Agreement may be subject to certain pre-existing rights or licenses which have previously been granted to, or acquired by, the United States Government or other third parties. Other than rights and licenses granted in the ordinary course of business, none of the Sellers has granted to any third party any license or right to the commercial use of any of the Designated Intellectual Property.

          (d) To the knowledge of the Sellers, no third party is infringing any of the Intellectual Property to be sold to the Buyer pursuant to this Agreement.

     2.12 Contracts.

          (a) Schedule 2.12 lists all of the following contracts or agreements to which any Seller is a party as of the date of this Agreement that relate exclusively or primarily to the AIS Business (excluding Real Estate Leases, any contracts or agreements relating to Excluded Assets or Excluded Liabilities and excluding any contracts or agreements that cannot be disclosed to the Buyer due to the provisions of applicable law or regulations):

               (i) any agreement (or group of related agreements with the same party) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $500,000;

               (ii) any agreement (or group of related agreements with the same party) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $500,000, other than agreements executed in the ordinary course of business which are cancelable by the applicable Seller without penalty upon six months or shorter notice;

               (iii) any agreement (or group of related agreements with the same party) relating exclusively or primarily to the AIS Business which involves a payment to be made to any Seller in excess of $500,000, either pursuant to a contract with a customer of the AIS Business or pursuant to any other contract or agreement for the sale of goods and services outside the ordinary course of business;

               (iv) any agreement for the acquisition by any Seller of any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not or will not become part of the AIS Business;

               (v) any agreement establishing a partnership or joint venture;

               (vi) any agreement (or group of related agreements with the same party) under which any Seller has created, incurred, assumed or guaranteed Indebtedness the outstanding balance of which is more than $500,000 or under which it has imposed an Encumbrance on any of the Acquired Assets;

               (vii) any agreement that contains non-competition covenants limiting or restricting the ability of any Seller or any subsequent transferees or assignees, including the Buyer, from engaging in the AIS Business anywhere in the world;

               (viii) any agreement for the employment of any AIS Employee providing base annual compensation at a rate in excess of $150,000;

               (ix) any employment, change in control, severance, "stay pay" or termination agreement with any AIS Employee;

               (x) any agreement relating exclusively or primarily to the AIS Business and requiring estimated or actual annual capital expenditures in excess of $1,000,000;

               (xi) any material agreement with respect to the representation of the AIS Business in foreign countries;

               (xii) any agreement relating to any material indemnification obligations of any of the Sellers;

               (xiii) any agreement relating to any litigation, suit, proceeding, action, investigation, claim, settlement, judgment, award, order or decree which involves liability of the Sellers in excess of $500,000; and

               (xiv) any license of computer software used primarily in the AIS Business, requiring payments in excess of $500,000 per year.

          (b) The Sellers have made available to the Buyer a complete and accurate copy of each contract and agreement listed in Schedule 2.12 (the "Designated Contracts"), other than any contracts or agreements that cannot be provided to the Buyer due to the provisions of applicable law or regulations. Each Designated Contract (i) is in full force and effect and (ii) constitutes a valid and binding obligation of the applicable Seller and, to the knowledge of the Sellers, of each other party thereto, and there exists no defaults of any Seller or, to the knowledge of the Sellers, any other party thereto under any Designated Contract, except for any such failure to be valid and binding or default that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect. To the knowledge of the Sellers, no outstanding bid or proposal to provide products or services to a third party or Governmental Entity was bid, such that if accepted such bid or proposal would reasonably be expected to generate a net loss to the Seller in the performance thereof.

     2.13 Government Contracts.

          (a) (i) None of the AIS Employees is or during the last three years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any agency, entity or regulatory authority of the United States Federal Government (a "U.S. Governmental Entity"), (ii) there is no pending or, to the knowledge of the Sellers, threatened audit or investigation by any U.S. Governmental Entity of the AIS Business or any AIS Employee with respect to the AIS Business with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, and (iii) during the last three years, none of the Sellers has made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid with respect to the AIS Business or included in the Acquired Assets, other than routine inquiries, audits and reconciliations that, in each case, would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect. To the knowledge of the Sellers, none of the Sellers nor any of their respective employees has made any intentional misstatement or omission in connection with any voluntary disclosure that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or
(ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost. For purposes of this Agreement, "Government Contract" means any Assigned Contract that (i) is between any Seller and a U.S. Governmental Entity or (ii) is entered into by any Seller as a subcontractor (at any tier) in connection with a contract between another entity and a U.S. Governmental Entity, and "Government Bid" means any offer to sell made by any of the Sellers prior to the Closing Date which, if accepted, would result in a Government Contract.

          (b) There are (i) no outstanding claims against any Seller by a U.S. Governmental Entity or any non-U.S. Governmental Entity or by any prime contractor, subcontractor or vendor arising under any Government Contract or Government Bid with respect to the AIS Business or otherwise included in the Acquired Assets and (ii) no disputes between any Seller and a U.S. Governmental Entity or non-U.S. Governmental Entity under the Contract Disputes Act or any other federal statute or between any Seller and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract or Government Bid with respect to the AIS Business or otherwise included in the Acquired Assets, except any such claim or dispute that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect.

          (c) None of the Sellers nor any of the AIS Employees is (or during the last three years has been) suspended or debarred from doing business with a U.S. Governmental Entity or a non-U.S. Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government or non-U.S. Government contracting.

          (d) No misstatement contained in schedules of U.S.
Government-furnished equipment provided to any Governmental Entity under any Government Contract relating to the AIS Business are reasonably expected, individually or in the aggregate, to result in an AIS Material Adverse Effect.

          (e) The rates and rate schedules submitted to U.S. Governmental Entities with respect to the Government Contracts relating to the AIS Business or otherwise included in the Acquired Assets have been closed for all years prior to 1995.

     2.14 Entire Business. Except for (i) the Excluded Assets, (ii) any services or functions provided to the Buyer under the Transition Services Agreement,
(iii) any Assigned Contracts covered by Section 1.5 and (iv) those items listed in Schedule 2.14, (x) the Acquired Assets are, when utilized by a labor force substantially similar to that employed by the Sellers in connection with the AIS Business, adequate to conduct the AIS Business in all material respects as currently conducted, and (y) no material assets used exclusively or primarily in the AIS Business (other than assets leased or licensed by a Seller) are owned by a party other than the Sellers.

     2.15 Litigation. Schedule 2.15 lists, as of the date of this Agreement, each (a) judgment, writ, order, decree, stipulation, ruling, decision or injunction of any Governmental Entity specifically naming any Seller that relates to the AIS Business that would reasonably be expected, individually or in the aggregate, to result in an AIS Material Adverse Effect and (b) action, suit, arbitration or proceeding by or before any Governmental Entity to which any Seller is a party or, to the knowledge of the Sellers, which has been threatened in writing against any Seller that relates to the AIS Business and that seeks either (i) unspecified damages which could reasonably expected to be in excess of $500,000, (ii) damages in excess of $500,000 or (iii) equitable relief that would materially impair the operation of the AIS Business as currently conducted. There is no (i) judgment, writ, order, decree, stipulation, ruling, decision or injunction of a Governmental Entity specifically naming any Seller that relates to the AIS Business or (ii) action, suit, arbitration or proceeding by or before any Governmental Entity to which any Seller is a party or, to the knowledge of the Sellers, which has been threatened in writing against any Seller that relates to the AIS Business, that, in either case, would reasonably be expected, individually or in the aggregate, to result in an AIS Material Adverse Effect.

     2.16 Employment and Labor Matters.

          (a) Schedule 2.16 contains a list, as of the date of this Agreement, of all AIS Employees whose annual rate of compensation exceeds $150,000, along with the position and the annual rate of compensation of each such person.

          (b) Raytheon has a collective bargaining relationship with the United Automobile, Aerospace and Agricultural Implement Workers of America (the "Union") and is a party to a collective bargaining agreement with the Union renewed as of August 21, 2001 (the "Collective Bargaining Agreement"). None of the Sellers has any other collective bargaining relationship or is party to any other collective bargaining agreement with respect to the AIS Business, and none of the Sellers is negotiating any other collective bargaining agreement with respect to the AIS Business. The Collective Bargaining Agreement will expire on August 21, 2004 unless a successor agreement has been negotiated. The Union has not engaged in a work stoppage or strike with respect to the AIS Business within the preceding 20 years. There is not currently in effect any litigation between any Seller and the Union relating to the collective bargaining relationship or the collective bargaining agreement, including but not limited to grievances, arbitrations or unfair labor practice proceedings, except any which would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect. The Collective Bargaining Agreement shall be deemed an Assigned Contract.

     2.17 Employee Benefits.

          (a) Schedule 2.17 contains a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans (as defined below) maintained, or contributed to, by any Seller for the benefit of AIS Employees (and their beneficiaries) or under which the AIS Business would otherwise reasonably be expected to have liability in respect of the AIS Employees (the "AIS Benefit Plans"). For purposes of this Agreement, "Employee Benefit Plan" means (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) other than a

"multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and (iii) any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, vacation, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation or benefits, but excluding any Employee Benefit Plan required to be maintained or contributed to under foreign law. Complete and accurate copies of all AIS Benefit Plans (or, if no written plan or agreement, a complete and accurate written summary thereof) and all related trust agreements, insurance contracts and summary plan descriptions have been made available to the Buyer.

          (b) Each AIS Benefit Plan has been administered in all material respects in accordance with its terms and each Seller has met its obligations with respect to such AIS Benefit Plan. Each AIS Benefit Plan is in compliance in all material respects with the currently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder and any other applicable laws.

          (c) There are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the AIS Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any AIS Benefit Plan or asserting any rights or claims to benefits under any AIS Benefit Plan, or, to the knowledge of the Sellers, any pending or threatened such proceedings or other claims, suits, proceedings, or investigations by any Governmental Entity involving any AIS Benefit Plan, which could reasonably be expected to result in material liability to the AIS Business.

          (d) The AIS Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such AIS Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of any such qualification, except for such failures to qualify which may be corrected without material liability to the AIS Business.

          (e) None of the Sellers nor any ERISA Affiliate (as defined below) has withdrawn from any multiemployer plan in a complete or partial withdrawal which has resulted in any material withdrawal liability which has not been satisfied in full, and none of the Sellers nor any ERISA Affiliate reasonably expects to incur any such liability. All required contributions by any Seller or any ERISA Affiliate to any such multiemployer plan have been made in full. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any Seller.

          (f) No AIS Benefit Plan provides welfare benefits after termination of employment to any AIS Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable laws.

          (g) No act or omission has occurred and no condition exists with respect to any AIS Benefit Plan maintained by any Seller or any ERISA Affiliate that would subject any Seller or any ERISA Affiliate to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under AIS Benefit Plans for AIS Employees and their beneficiaries), except for any fine, penalty, Tax or liability that would not, individually or in the aggregate, reasonably be expected to be material.

          (h) No AIS Benefit Plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code.

     2.18 Environmental Matters.

          (a) For purposes of this Agreement, the following terms have the meanings provided below.

               (i) "Release" has the meaning assigned to that term under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA").

               (ii) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

               (iii) "Materials of Environmental Concern" means any hazardous substance, pollutant or contaminant, as those terms are defined under CERCLA, solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act, and oil, petroleum and petroleum products.

               (iv) "Environmental Law" means any foreign, federal, state, provincial, or municipal statute, rule or regulation, order, or the common law, relating to protection of the

Environment or occupational health and safety, including, without limitation, any statute or regulation pertaining to (A) the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling or generation of Materials of Environmental Concern; (B) air, water and noise pollution; (C) groundwater and soil contamination; or (D) the Release or threatened Release of Materials of Environmental Concern to the Environment (including without limitation bodily injury or property damage resulting therefrom).

               (v) "Environmental Matters" means any legal obligation or liability arising under Environmental Law (including, without limitation, strict liability under CERCLA and analogous Environmental Law) relating to the properties and the business which are the subject of the transaction contemplated by this Agreement, including, without limitation, Off-Site Liabilities.

               (vi) "Off-Site Liabilities" means Environmental Matters resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the AIS Business, of any Materials of Environmental Concern to or at any property, location, site or facility other than an AIS Property, but Off-Site Liabilities do not include Environmental Matters to the extent arising from Releases on an AIS Property, manifested by contamination on such property which has migrated beyond a boundary of such property through soil or ground water.

               (vii) "AIS Properties" means the Owned Real Property and Leased Facilities or government-owned facility now or formerly operated by the AIS Business, but only to the extent operated by the AIS Business.

          (b) To the knowledge of the Sellers, except as described or identified in the Schedule of Exceptions or in a document listed in the Schedule of
Exceptions:

               (i) the AIS Business' operations at the AIS Properties are in compliance with applicable Environmental Laws, except for any failure to comply with Environmental Laws that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect;

               (ii) there is no pending or threatened civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or claim relating to any Environmental Law involving the AIS Business, any of the AIS Properties, any property formerly owned or operated by the AIS Business, except for any such litigation, notice, proceeding, investigation or claim that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect;

               (iii) The Sellers have those permits, licenses and approvals required under Environmental Law to operate the AIS Properties as currently operated by the Sellers, except for any such permit, license or approval the absence of which would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect; and

               (iv) No Materials of Environmental Concern have been Released by the AIS Business that would require remediation under applicable Environmental Law, except for any such Release that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect.

          (c) The Parties agree that the only representations and warranties of the Sellers herein as to any Environmental Matters are those contained in this
Section 2.18. Without
limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 2.15, 2.19 and
2.20 do not relate to Environmental Matters.

     2.19 Legal Compliance. Each Seller is in compliance with all applicable laws (including rules, regulations, statutes, writs, orders, judgments and decrees thereunder) of any federal, state or foreign government, or any Governmental Entity, currently in effect with respect to the AIS Business, except where the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect. None of the Sellers has received written notice of any pending action, suit, proceeding, hearing or investigation relating to the AIS Business alleging any failure to so comply, except for any that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect.

     2.20 Permits. Schedule 2.20 lists all Legal Permits held by any Seller relating to the AIS Business or the use and ownership of the Acquired Assets, the absence of which would, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect. To the knowledge of the Sellers, (a) each Legal Permit listed in Schedule 2.20 is in full force and effect and none of the Sellers is in violation of or default thereunder, and (b) no suspension or cancellation of any such Legal Permit is threatened, except for any violation, default, suspension or cancellation that would not, individually or in the aggregate, reasonably be expected to result in any material liability to the AIS Business or materially impair the operation of the AIS Business.

     2.21 Title to Assets. Each of the Sellers owns or has the right to transfer all of the Acquired Assets. All of the tangible Acquired Assets have been adequately maintained for their continued operation, subject to normal wear and tear, except where the failure to maintain such Acquired Assets would not, individually or in the aggregate, reasonably be expected to have an AIS Material Adverse Effect.

     2.22 Government-Furnished Equipment. Schedule 2.22 incorporates by reference to their location the most recent schedules delivered to any Governmental Entity, as of the date of this Agreement, which identifies by description or by inventory number certain equipment and fixtures loaned, bailed or otherwise furnished to or held by any Seller by or on behalf of any Governmental Entity and used exclusively or primarily in the AIS Business. Such schedules are maintained in the files of the respective projects and were accurate and complete and, as of the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business, except for such inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     2.23 Accounts Receivable. All accounts receivable of the AIS Business, as reflected in Most Recent Balance Sheet, arose from sales actually made or services actually performed in the ordinary course of business.

     2.24 Brokers Fees. Except for Bear, Stearns & Co. Inc., whose fees and expenses will be paid by the Sellers, no finder, broker, agent or other intermediary has worked for or on behalf of any of the Sellers in connection with the negotiation or consummation of the transactions contemplated hereby.

     2.25 Affiliate Relationships. No agreement, arrangement or relationship exists between the AIS Business on the one hand and any of the Sellers or their Affiliates on the other hand, except for agreements, arrangements and relationships (i) with respect to accounts receivable and accounts payable relating to the AIS Business that do not constitute Acquired Assets or Assumed Liabilities, and (ii) contemplated by the Ancillary Agreements or Section 10.5 of this Agreement.

     2.26 Liability for Cost and Pricing Data. To the knowledge of the Sellers, there exists no reasonable basis for a claim for any liability of the AIS Business by any Governmental Entity as a result of defective cost and pricing data submitted to any Governmental Entity, including, without limitation, any such data relating to liabilities accrued on the books of the AIS Business or in the financial accounts for deferred compensation to any AIS Employee, except any such liability that would not, individually or in the aggregate, reasonably be expected to result in an AIS Material Adverse Effect.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     The Buyer represents and warrants to each Seller that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing to the extent required by Section 5.2(a). For purposes of this Agreement, the phrase, "to the knowledge of the Buyer" or any phrase of similar import shall mean and be limited to the actual knowledge of the following individuals: Frank C. Lanza, Robert V. LaPenta, Christopher C. Cambria, Michael T. Strianese, and David T. Butler.

     3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

     3.2 Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding agreement of the Sellers, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:

          (a) conflict with or violate any provision of the charter or bylaws of the Buyer;

          (b) require on the part of the Buyer any filing, designation, declaration or registration with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, designation, declaration, registration, permit, authorization, consent or approval which if not obtained or made would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect");

          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, cancel or modify, or require any notice, consent, approval, authorization or waiver under, any contract or agreement to which the Buyer is a party or by which the Buyer is bound, except for (i) any conflict, breach, default, acceleration or right to terminate, cancel or modify that would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect, (ii) any notice, consent, approval, authorization or waiver the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect or (iii) any consent set forth on Schedule 3.3(c); or

          (d) violate any order, writ, injunction, judgment, ruling, decision or decree specifically naming, or statute, rule, law, ordinance or regulation applicable to, the Buyer or any of its properties or assets, except for any violation that would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

     3.4 Litigation. There is no (a) judgment, writ, order, decree, stipulation, ruling, decision or injunction of any Governmental Entity specifically naming the Buyer or (b) action, suit, arbitration or proceeding by or before any Governmental Entity to which the Buyer is a party or, to the knowledge of the Buyer, which has been threatened against the Buyer, that, in the case of either clause (a) or (b), would reasonably be expected, individually or in the aggregate, to result in a Buyer Material Adverse Effect.

     3.5 Financing. The Buyer has, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including without limitation payment to the Sellers of the Purchase Price at the Closing.

     3.6 Due Diligence by the Buyer. The Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the AIS Business and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of such investigation and the representations, warranties, covenants and agreements of the Sellers set forth herein, including the Schedule of Exceptions and other Schedules hereto, and in the Ancillary Agreements. Such representations and warranties by the Sellers constitute the sole and exclusive representations and warranties of the Sellers to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Ancillary Agreements, including any implied warranty as to condition, merchantability, or suitability as to any of the Acquired Assets. The

Buyer further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to the Buyer or any of its employees, agents or representatives are not representations or warranties of the Sellers or any of their Affiliates; provided that the foregoing is not intended to and shall not limit the scope of the representations and warranties contained herein and in the Ancillary Agreements, including Sections 2.4, 2.6 and 2.26 hereof and in the appendices to the Supply Agreements.

                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

     4.1 Closing Efforts; Hart-Scott-Rodino Act.

          (a) Each of the Parties shall use reasonable commercial efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to (i) obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities and other third parties (the "Third Party Consents"), (ii) effect all registrations, declarations, filings and notices with or to Governmental Entities (the "Governmental Filings"), (iii) otherwise comply in all material respects with all applicable laws, statutes, orders, decrees, judgments, rules and regulations in connection with the consummation of the transactions contemplated by this Agreement, and (iv) take such other actions as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions set forth in
Article V hereof or otherwise to comply with this Agreement. Each of the Parties shall promptly notify each of the other Parties of any fact, condition, or event known to it that could reasonably be expected to prohibit, make unlawful or delay the consummation of the transaction contemplated hereby. Each of the

Parties shall bear its own costs and expenses associated with obtaining Third Party Consents from Governmental Entities and effecting Governmental Filings. Notwithstanding the foregoing, none of the Parties shall be required to pay any out-of-pocket costs associated with obtaining Third Party Consents from entities other than Governmental Entities; provided that if an out-of-pocket payment is required to obtain a Third Party Consent which is listed on Schedule 5.1(f) or which Raytheon and the Buyer agree is advisable to obtain, Raytheon and the Buyer shall each pay 50% of such out-of-pocket payment.

          (b) Without limiting the generality of the foregoing, each of the Parties shall (or shall cause the appropriate Affiliate thereof to) (i) promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, (ii) use reasonable commercial efforts to obtain an early termination of the applicable waiting period under the Hart-Scott-Rodino Act, (iii) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (iv) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation law. Each of the Parties shall use reasonable commercial efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, and shall cooperate with each other to contest any challenges to the transactions contemplated hereby by any Governmental Entity. Each of the Parties shall promptly inform each other of any material communication (and shall send a copy of any such written or electronic communication to the other Parties) received by such Party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other

Governmental Entity regarding any of the transactions contemplated hereby (unless the provision of such information would (i) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement or
(ii) cause the loss of the attorney-client privilege with respect thereto); provided that each such Party shall use its reasonable commercial efforts to promptly communicate to the other Parties the substance of any such material communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable laws or regulations or cause the loss of the attorney-client privilege with respect thereto.

     4.2 Replacement of Guarantees and Letters of Credit. For purposes of this Agreement, "Seller Guarantees" means all guarantees, covenants, indemnities, letters of credit and similar credit assurances provided by any Seller or any of their respective Affiliates that relate exclusively or primarily to the AIS Business. Unless otherwise agreed to in writing by the Sellers, the Buyer shall use commercially reasonable efforts to arrange, prior to the Closing, for replacement arrangements (which shall include a full and complete release of each Seller and their respective Affiliates), from all Seller Guarantees. To fulfill such obligation, the Buyer shall not be obligated to pay any consent fee or similar amount, but shall be obligated to offer to provide substitute security or guarantees that it reasonably believes to be of like character, quality and amount. The Buyer will consult with the Sellers from time to time concerning the progress made with respect to such efforts, and shall permit the Sellers reasonable participation in such process. All Seller Guarantees as of the date of this Agreement are listed on Schedule 4.2. This Section 4.2 (and
Section 5.2(e)) shall not apply to any Seller Guarantee issued between the date of this Agreement and the Closing unless (a) notice of such Seller Guarantee is provided to the Buyer at least 15 days prior to the Closing and such Seller Guarantee is for an amount of not more than $500,000, provided, however, that the aggregate amount of all Seller Guarantees issued pursuant to this clause (a) does not exceed $5,000,000, or (b) such Seller Guarantee is issued with the consent of the Buyer (which shall not be unreasonably withheld or delayed).

     4.3 Operation of Business. Except as contemplated by this Agreement, or as set forth on Schedule 4.3, during the period from the date of this Agreement until the Closing, each of the Sellers shall use reasonable commercial efforts to (i) operate the AIS Business in the ordinary course of business consistent with past practice and (ii) preserve the present business organization of the AIS Business intact. Without limiting the generality of the foregoing, prior to the Closing, none of the Sellers shall, without the written consent of the
Buyer:

          (a) sell, assign or transfer any portion of the Acquired Assets in a single transaction or series of related transactions in an amount in excess of $1,000,000, except in the ordinary course of business consistent with past practice;

          (b) incur or guarantee any Indebtedness relating exclusively or primarily to the AIS Business;

          (c) grant any rights to severance benefits, "stay pay" or termination pay to any AIS Employee or increase the benefits payable or potentially payable to any AIS Employee under any previously existing severance benefits, "stay-pay" or termination pay arrangements, other than salary increases or bonus payments made prior to the Closing that are substantially consistent with the past practice of the AIS Business;

          (d) make any capital expenditures or commitments therefor relating exclusively or primarily to the AIS Business in an amount in excess of $1,000,000 in the aggregate, except in accordance with the AIS Business' capital expenditure budget included in Schedule 2.5(e);

          (e) acquire any operating business, whether by merger, stock purchase or asset purchase (except for any such business which will not become part of the AIS Business);

          (f) enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any AIS Employee whose annual base salary exceeds $150,000, except in the ordinary course of business;

          (g) establish, terminate or materially amend any AIS Benefit Plan, except as required by law;

          (h) materially change its accounting principles, methods or practices insofar as they relate to the AIS Business, except in each case to conform to changes in GAAP;

          (i) enter into any contract or agreement relating exclusively or primarily to the AIS Business outside the ordinary course of business;

          (j) take any action that would be inconsistent with the maintenance of the inventory of supplies, parts and other materials of the AIS Business, including the preservation and maintenance of the Designated Intellectual Property or the maintenance of the books, accounts, files and records of the AIS Business, except in the ordinary course of business consistent with past practice;

          (k) amend, modify, terminate, cancel, or allow to lapse any insurance policies related exclusively or primarily to the Acquired Assets or the AIS Business;

          (l) take any action that would not be in compliance in all material respects with all applicable laws, statutes, rules, regulations, orders, writs, decrees, rulings, judgments, obligations pursuant to agreements and any other obligations related to the AIS Business, the Acquired Assets and the Assumed Liabilities;

          (m) except for any agreement, bid, proposal or other commitment relating to Operation Enduring Freedom, (i) enter into any agreement, bid, proposal or other commitment for the purchase of goods or services related to the AIS Business which involves aggregate consideration in excess of $2,500,000 (in the case of a purchase in support of an existing customer program) or $1,000,000 (in any other case); (ii) enter into any agreement, bid, proposal or other commitment for the sale of goods or services of the AIS Business which involves aggregate consideration in excess of $5,000,000 (provided that the Buyer shall be deemed to have consented in writing to any agreement, bid, proposal or other commitment involving aggregate consideration of between $5,000,000 and $7,500,000 if it does not send to the applicable Seller (in writing or via e-mail) an objection within two business days following receipt, in writing or via e-mail, by such Seller to the Buyer of written notice (including a reasonable description thereof) of such agreement, bid, proposal or other commitment) or which is expected to result in a loss in excess of $100,000 for any individual agreement or $500,000 in the aggregate; or (iii) amend, supplement, waive, modify, terminate, cancel or allow to lapse, or transfer any material right or claim pursuant to, any Assigned Contract other than in the ordinary course of the business consistent with past practice;

          (n) permit or allow any of the Acquired Assets to become subject to any Encumbrance;

          (o) waive any material claims or rights relating to the AIS Business, the Acquired Assets or the Assumed Liabilities;

          (p) pay, discharge or satisfy any claims, liabilities, debts or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise) in excess of $100,000 related to the AIS Business, the Acquired Assets or the Assumed Liabilities, or settle or compromise any litigation, arbitration, suit, claim, action or proceeding related to the AIS Business, the Acquired Assets or the Assumed Liabilities, except in accordance with their terms as in effect on the date hereof in the ordinary course of business consistent with past practice;

          (q) make any prepayment or other payment on or in respect of Indebtedness unless required by the terms thereof on the date of this Agreement, or assume, issue, incur or guarantee any new Indebtedness, debt securities or warrants or rights to acquire any debt securities, enter into any "keep well" or other similar arrangement, or enter into any agreement having the economic effect on the AIS Business of any of the foregoing, in any case, which would constitute, or increase the Buyer's obligation with respect to, any Assumed Liability;

          (r) make any changes or modifications in the current methods, practices or procedures relating to accounts receivable, accounts payable or inventory;

          (s) except for any Government Bid relating to Operation Enduring Freedom, (i) submit any new Government Bid which, if accepted, is expected to result in a loss to the AIS Business or would result in a Government Contract with a backlog value in excess of (A) $10,000,000 if a new Government Bid or (B) $10,000,000 if a task order or purchase order under an existing Government Contract; or (ii) enter into any new Government Contract with respect to an existing Government Bid which is expected to result in a loss to the AIS Business or which would have a backlog value in excess of (A) $10,000,000 if a new Government Bid or (B) $10,000,000 if a task order or purchase order under an existing Government Contract;

          (t) increase (or commit to increase) the compensation, pension or other benefits payable or to become payable to any AIS Employee or pay (or commit to pay) any bonus payments or arrangements to any of them, other than (i) increases effected in the ordinary course of the AIS Business on a basis consistent with the past practice of the Seller as disclosed in advance to the Buyer and (ii) any increase required under the terms of any AIS Benefit Plan;

          (u) enter into any agreement, arrangement or relationship with any of the Sellers or their Affiliates, except for agreements, arrangements and relationships (i) with respect to accounts receivable and accounts payable relating to the AIS Business that do not constitute Acquired Assets or Assumed Liabilities, and (ii) contemplated by the Ancillary Agreements or Section 10.5 of this Agreement; or

          (v) agree in writing or otherwise to take any of the foregoing actions.

     4.4 Access.

          (a) Each Seller shall permit the representatives, agents, employees, counsel, advisors and potential financing sources of the Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the AIS Business) to the premises, properties, financial, accounting, tax and operating records, contracts, and other records and documents, of or pertaining to the AIS Business. Notwithstanding the foregoing, none of the Sellers shall be obligated
(i) to provide any information, documents or access to any person unless the Buyer is responsible, pursuant to the terms of the confidentiality letter agreement dated September 28, 2001 between the Buyer


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and Raytheon (the "Confidentiality Agreement"), for the use and disclosure of any information obtained by such person from Raytheon, or such person enters into a confidentiality agreement with Raytheon on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto; provided that each Seller shall use reasonable commercial efforts to provide information, documents and access to the Buyer and its representatives, agents, employees, counsel, advisors and potential financing sources in a manner that would not violate applicable laws or regulations or cause the loss of the attorney-client privilege with respect thereto. Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of any Seller in connection with the transactions contemplated by this Agreement, except with the prior written consent of the applicable Seller (not to be unreasonably withheld or delayed).

          (b) The Buyer and the Sellers acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by any Party to the other Party or Parties pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the AIS Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

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

          (c) Notwithstanding any provision of this Agreement to the contrary, the Buyer and its representatives shall not have any access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where the Buyer or an Affiliate of the Buyer also has submitted or intends to submit a bid for such contract or subcontract.

     4.5 Purchase of Equipment. One of the Sellers shall, prior to the Closing, purchase any equipment or other tangible assets that (i) relate exclusively or primarily to the AIS Business and (ii) are leased by any Seller or an Affiliate thereof pursuant to a lease that is not an Assigned Contract. Such purchased equipment and tangible assets shall be deemed Acquired Assets and shall be sold, conveyed, assigned and transferred to the Buyer at the Closing.

     4.6 Exclusivity. Each Seller shall not, and shall use its best efforts to cause its officers, directors, employees, representatives and agents not to, (i) initiate, solicit or encourage any proposal, offer or discussion with any party (other than the Buyer) concerning any merger, business combination, sale of stock or sale of assets (other than sales of assets in the ordinary course of business) involving the AIS Business (other than as part of a sale of Raytheon substantially in its entirety) or (ii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

     4.7 Schedules. The Sellers shall be entitled to submit to the Buyer, from time to time between the date hereof and the Closing Date, written updates to the Schedule of Exceptions to disclose any events or developments that occur between the date of this Agreement and the Closing Date. The Sellers' representations and warranties contained in this Agreement shall be construed for all purposes of Section 5.1 and Article VII of this Agreement in accordance with


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

the Schedule of Exceptions, as so updated; provided that the Buyer shall have the right to terminate this Agreement as a result of any such update to the Schedule of Exceptions to the extent provided in Section 6.1(c); and provided, further, that no updates to the Schedule of Exceptions shall be taken into account for purposes of Article VII unless, as a result of any particular update or updates, the Buyer had but did not exercise a right to terminate this Agreement pursuant to Section 6.1(c).

     4.8 Title Insurance. The Buyer shall use reasonable commercial efforts to obtain, as promptly as practicable following the date of this Agreement, commitments for the Title Policies (the "Title Commitments") and the ALTA surveys referred to in Section 5.1(h). The Buyer shall be solely responsible for the costs and expenses of obtaining such Title Commitments and ALTA surveys. The applicable Seller shall provide to the Buyer, promptly following a request by the Buyer, an affidavit of title with respect to each piece of Owned Real Property in a form reasonably satisfactory to the Title Company and such other affidavits with respect to each piece of Owned Real Property as may be reasonably requested by the Title Company. Unless the Buyer notifies Raytheon in writing within 30 days after the date of this Agreement that a Title Policy contains any exceptions (beyond those set forth in Section 2.9(a)) which are not acceptable to the Buyer, the condition to Closing set forth in Section 5.1(h) shall be deemed waived by the Buyer; provided, however, that if after the expiration of such 30-day period but prior to Closing, a new title exception (other than those set forth in Section 2.9(a)) appears of record which is not reasonably acceptable to the Buyer, the Buyer shall be entitled to object to such new title exception as not in conformity with the condition to Closing set forth in Section 5.1(h).

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

     4.9 Cooperation in Financing.

          (a) From the date of this Agreement to the Closing Date, the Sellers shall reasonably cooperate, and shall request their auditors, PricewaterhouseCoopers LLP, to reasonably cooperate, on a timely basis with the Buyer and the Buyer's auditors in their preparation of any audited financial statements of the AIS Business that are required for SEC filings required to be made by the Buyer in connection with the purchase of the AIS Business. The Buyer anticipates requiring audited financial statements of the AIS Business for the most recent three years, including statements of operations, cash flows and investment equity for three years and two balance sheets. The cooperation required of the Sellers shall include providing reasonable and customary management and legal representations to PricewaterhouseCoopers LLP, and the cooperation requested of the Sellers' auditors shall include providing consent to the Buyer to include their audit reports on the AIS Business in the Buyer's SEC filings.

          (b) Without limitation of the foregoing paragraph (a), each of the Sellers agrees to provide, and will request their respective accountants, investment bankers, advisors, counsel and other representatives to provide, reasonable cooperation in connection with the arrangement of financing by the Buyer to be consummated prior to or at the Closing in respect of transactions contemplated by this Agreement and the replacement of the Seller Guarantees. Such cooperation shall include, to the extent reasonable and customary, participation in meetings and due diligence sessions and assistance with the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents. Notwithstanding the foregoing, the Parties acknowledge that such cooperation is not intended to condition the Buyer's obligation to consummate the transactions contemplated by this Agreement on the obtaining of any financing,


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

and the Buyer may not assert a breach by the Sellers of this Section 4.9 as a basis for its failure to consummate the transactions contemplated by this Agreement.

     4.10 Tax Certificates.

          (a) Raytheon shall provide the Buyer with a certificate that complies with Treasury Regulations Section 1.1445-2(b) that states that it is not a foreign person. Raytheon Australia shall provide the Buyer with a statement that complies with Treasury Regulations Section 1.1445-2(c)(3) that certifies that the assets acquired from Raytheon Australia are not U.S. real property interests. If either Raytheon or Raytheon Australia fails to deliver such certificate or statement, as applicable, by the Closing Date, the Buyer shall be entitled to withhold from any amounts payable to such Seller at the Closing all applicable withholding taxes under Section 1445 of the Code.

          (b) The Sellers shall provide to the Buyer, no later than the Closing, a certificate on Raytheon letterhead providing all information reasonably required by the Buyer relating to the base period research and experimental expenses and any other information reasonably requested by the Buyer to allow the Buyer to claim research and experimentation tax credits in accordance with the Code and regulations promulgated thereunder.

                                   ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

     5.1 Conditions to Obligations of Buyer. The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver in writing by the Buyer) of the following conditions:

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

          (a) the representations and warranties of the Sellers set forth in
Article II shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below), and (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in an AIS Material Adverse Effect (it being agreed that any materiality or AIS Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in an AIS Material Adverse Effect for purposes of this clause (ii));

          (b) each Seller shall have performed or complied with in all material respects the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

          (c) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement, and no judgment, order, decree, stipulation or injunction enjoining, preventing or making illegal the consummation of any substantial portion of the transactions contemplated by this Agreement shall be in effect;

          (d) Raytheon shall have delivered to the Buyer a certificate (the "Raytheon Certificate") to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, any Seller) of this Section 5.1 is satisfied;

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

          (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated, except (in the case of foreign antitrust or trade regulation laws) where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period under applicable foreign antitrust or trade regulation law would not reasonably be expected to result in an AIS Material Adverse Effect or a Buyer Material Adverse Effect;

          (f) the Sellers shall have obtained (or caused to be obtained) all of the Third Party Consents and effected all of the Governmental Filings which are required on the part of any Seller to consummate the transactions contemplated by this Agreement, and which are listed in Schedule 5.1(f);

          (g) since the Balance Sheet Date, there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to result in an AIS Material Adverse Effect;

          (h) the Buyer shall have received (i) an owner's policy of title insurance (the "Title Policy") from Fidelity National Title Insurance Company or another reputable title insurance company licensed in each jurisdiction where the Owned Real Property is located (the "Title Company") with respect to each parcel of Owned Real Property, in the standard form used in the jurisdiction where such Owned Real Property is located, insuring as of the Closing Date, at ordinary premium rates, that the Buyer owns fee simple title to such Owned Real Property, subject only to the matters set forth in Section 2.9(a), and with such endorsements, to the extent available in the state in which the Owned Real Property is located, as may reasonably be


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

required by the Buyer or its lender, and (ii) an ALTA survey with respect to each piece of Owned Real Property which shall not reflect any statement of facts inconsistent in any material respect with the requirements of this Agreement and which shall be in form and substance reasonably satisfactory to the Buyer; and

          (i) the Buyer shall have received such other customary certificates (such as certificates of good standing of the Sellers in their jurisdictions of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

     5.2 Conditions to Obligations of Sellers. The obligation of the Sellers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver in writing by the Sellers) of the following conditions:

          (a) the representations and warranties of the Buyer set forth in
Article III shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below), and (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Buyer Material Adverse Effect (it being agreed that any materiality or Buyer Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Buyer Material Adverse Effect for purposes of this clause (ii));

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

          (b) the Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

          (c) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

          (d) the Buyer shall have delivered to Raytheon a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, the Buyer) of this Section 5.2 is satisfied;

          (e) for each Seller Guarantee, the Buyer shall have either (i) effected replacement arrangements, in accordance with Section 4.2, reasonably satisfactory to the Sellers, or (ii) delivered to Raytheon an irrevocable, unconditional standby letter of credit in favor of Raytheon in an amount equal to the amount of such Seller Guarantee, issued by a bank rated A or better by Standard & Poor's, in form and substance reasonably satisfactory to Raytheon;

          (f) the Buyer shall have delivered to Raytheon an irrevocable, unconditional standby letter of credit in favor of Raytheon in the amount of $10,000,000, issued by a bank in the United Kingdom rated A or better by Standard & Poor's, in form and substance reasonably satisfactory to Raytheon, providing for a draw-down in the event of a certification by Raytheon Systems Limited that the Buyer has breached its obligations under the Subcontract Agreement with Raytheon Systems Limited attached hereto as Exhibit M;

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

          (g) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated, except (in the case of foreign antitrust or trade regulation laws) where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period under applicable foreign antitrust or trade regulation law would not reasonably be expected to result in a material adverse effect on the Sellers, taken as a whole;

          (h) the Buyer shall have obtained (or caused to be obtained) all of the Third Party Consents and effected all of the Governmental Filings which are required on the part of the Buyer to consummate the transactions contemplated by this Agreement, except for those Third Party Consents and Governmental Filings, which, if not obtained or effected, would not in the aggregate reasonably be expected to result in a material adverse effect on the Sellers, taken as a whole; and

          (i) Raytheon shall have received such other customary certificates (such as a certificate of good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI

                                   TERMINATION

     6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

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

          (b) the Buyer may terminate this Agreement by giving written notice to Raytheon in the event any Seller is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) not to be satisfied and (ii) is not cured within 30 days following delivery by the Buyer to Raytheon of written notice of such breach;

          (c) the Buyer may terminate this Agreement by giving written notice to Raytheon, within 10 days following the end of the 30-day period referred to below in this Section 6.1(c), in the event any Seller provides an update to the Schedule of Exceptions pursuant to Section 4.7 which contains information that, absent such disclosure and the provisions of Section 4.7 permitting the update of representations and warranties, would have the effect of causing the condition set forth in Section 5.1(a) not to be satisfied, and the Sellers fail to cure the event or condition causing the failure of such condition within 30 days following delivery by the Buyer to Raytheon of written notice under this
Section 6.1(c);

          (d) Raytheon may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (ii) is not cured within 30 days following delivery by Raytheon to the Buyer of written notice of such breach;

          (e) the Buyer may terminate this Agreement by giving written notice to Raytheon if the Closing shall not have occurred on or before the date six months after the date of


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

this Agreement by reason of the failure of any condition precedent under Section
5.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

          (f) Raytheon may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before the date six months after the date of this Agreement by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement).

     6.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties. Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party from liability for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

                                  ARTICLE VII

                                 INDEMNIFICATION

     7.1 Indemnification by Raytheon. Subject to the terms and conditions of this Article VII, from and after the Closing, Raytheon shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all claims, losses, liabilities, damages, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys' and accountants' fees, disbursements and expenses) (collectively, "Damages") incurred by the Buyer or any of its


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

directors, officers, employees, stockholders, Affiliates, representatives or advisors resulting from, arising out of or constituting:

          (a) any breach of any representation or warranty of the Sellers contained in this Agreement or the Raytheon Certificate (other than Section 2.18);

          (b) any failure by any Seller to perform any covenant or agreement contained in this Agreement or the Ancillary Agreements;

          (c) any Excluded Liabilities; or

          (d) any Environmental Matters, but only to the extent the liability or obligation relating thereto arises from conditions existing or events occurring prior to the Closing, and provided that Raytheon's indemnity obligation under this Section 7.1(d) shall be limited to 50% of the Damages covered by this
Section 7.1(d).

     7.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article VII, from and after the Closing, the Buyer shall indemnify each Seller in respect of, and hold each Seller harmless against, any and all Damages incurred by any Seller or any of their respective directors, officers, employees, stockholders, Affiliates, representatives or advisors resulting from, arising out of, or constituting:

          (a) any breach of any representation or warranty of the Buyer contained in this Agreement or the Buyer Certificate;

          (b) any failure by the Buyer to perform any covenant or agreement contained in this Agreement or the Ancillary Agreements; or

          (c) any Assumed Liabilities, except to the extent Raytheon is liable therefor under Section 7.1(d).

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

     7.3 Defense or Control of Third Party Actions and Environmental Claims.

          (a) A person entitled to indemnification under this Article VII (an "Indemnified Party") shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of any claim, demand, action, suit or proceeding commenced by a person or entity (other than a Party or an Affiliate of a Party) for which indemnification may be sought under this
Article VII (a "Third Party Action"); provided that any claim, demand, action, suit or proceeding covered by Section 7.3(b) shall not be considered a Third Party Action and shall not be governed by this Section 7.3(a), other than as expressly provided in Section 7.3(b). Such notification shall be given within 10 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party is damaged or prejudiced by such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel of its choosing reasonably acceptable to the Indemnified Party. An Indemnifying Party's decision to assume control of such defense shall not be an admission that the Third Party Action is indemnifiable under this Article VII. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, or thereafter abandons or fails to diligently pursue the defense of a Third Party Action, the Indemnified Party shall control


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

such defense. The party not controlling the defense of such Third Party Action (the "Non-controlling Party") may participate in such defense at its own expense, except as provided below. The party controlling the defense of such Third Party Action (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. If the Indemnifying Party assumes control of the defense of a Third Party Action, any fees and expenses of separate counsel to the Indemnified Party with respect to such Third Party Action shall be considered Damages for which the Indemnified Party may be entitled to indemnification under this
Article VII only if the Indemnified Party reasonably concludes, based on written advice from counsel, that (i) the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Action or (ii) there are defenses available to such Indemnifying Party and the representation of both parties by the same counsel would therefore be inappropriate, and the Indemnified Party so notifies the Indemnifying Party in writing before incurring such fees and expenses (provided that in such situation, the Indemnified Party shall not be entitled to employ more than one law firm, plus one firm acting solely as local counsel). The Indemnifying Party shall not agree to any settlement or compromise of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement, compromise or judgment and such settlement, compromise or judgment includes a complete written release of the Indemnified Party from further liability and does not impose any injunctive relief or other operational restrictions on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

          (b) The Buyer shall give prompt written notice to Raytheon of (i) the commencement of any claim, demand, action, suit or proceeding by a person or entity (other than a Party) involving Environmental Matters for which indemnification may be sought under Section 7.1 and (ii) the assertion of any claim, commencement of any inquiry or receipt of any notice involving Environmental Matters for which indemnification may be sought under Section 7.1 (collectively, an "Environmental Claim"). Such notification shall be given within 10 days after receipt by the Buyer of notice of such Environmental Claim, and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Environmental Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Buyer in so notifying Raytheon shall relieve Raytheon of any liability or obligation hereunder except to the extent Raytheon is damaged or prejudiced by such failure. Except for Off-Site Liabilities, the defense of which shall be controlled by Raytheon, Buyer, shall control the defense of such Environmental Claim (with counsel of its choosing reasonably acceptable to Raytheon), and manage, direct and perform any related environmental assessment


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

or remediation on any affected AIS Property ("Environmental Response Activities"). If the Buyer has conducted any Environmental Response Activities on the affected AIS Property prior to notifying Raytheon, Raytheon shall have no responsibility or liability for the costs of such activities conducted more than 10 days prior to such notice. The Buyer hereby grants Raytheon and its employees, agents, servants, consultants and contractors a license, subject to security requirements, including entry by only U.S. citizens, to enter upon the affected AIS Property for purposes related to overseeing its obligations under this Agreement, subject to the following conditions:

          (i) Raytheon shall have reasonable access at reasonable times pre-arranged at least 48 hours in advance where practical, unless Raytheon received less than five business days advance notice of an activity it reasonably wishes to oversee;

          (ii) Raytheon shall hold harmless and indemnify the Buyer from any claims, demands, actions, suits or proceedings for injuries to persons or damages to property caused by Raytheon or its agents, servants, consultants and contractors while on the affected AIS Property overseeing Environmental Response Activities pursuant to the license granted by this Section 7.3(b);

          (iii) Raytheon assumes no responsibility for notification, removal or remediation of contaminants which may be in, on, under or at the affected AIS Property as a result of the actions or operations of (A) the Buyer or its employees, agents, servants, consultants and contractors or (B) third parties or their respective employees, agents, servants, consultants and contractors after the Closing;

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

          (iv) the Buyer shall hold harmless and indemnify the Sellers (and their agents) from any claims, demands or actions for injuries to persons or damages to property caused by the Buyer or its agents, servants, consultants and contractors while on the affected AIS Property managing, directing or performing Environmental Response Activities; provided that the required procedures and conditions for indemnification set forth in this Article VII shall apply with respect to any indemnification by the Buyer pursuant to this Section 7.3(b)(iv);

          (v) the Buyer shall cause this license to survive any transfer of ownership or operational control of an AIS Property to a third party, and to be binding upon such third party;

          (vi) if the Buyer, or any successor owner, occupant or operator of any property subject to said license, defaults under this Section 7.3(b) or terminates the license granted hereunder for any reason, Raytheon's obligations to conduct the Environmental Response Activities (or to indemnify the Buyer for Damages relating thereto) shall cease;

          (vii) Buyer shall use consultants and counsel reasonably acceptable to Raytheon; and

          (viii) Buyer shall provide Raytheon with copies of all reports and correspondence relating to the indemnified matter, and, if practicable, provide Raytheon with an opportunity to comment upon all submissions to a regulatory agency at least five business days prior to submission. Buyer shall incorporate reasonable, timely comments, unless in Buyer's opinion, such comments: (1) are more likely to increase the cost of Buyer's obligations; or (2) are not consistent with Buyer's obligations hereunder, provided, however, that Buyer's decision not to include comments proposed by Raytheon shall not alter the limitations on Raytheon's


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indemnity obligation set out in this Section VII. If Raytheon agrees in writing and without qualification to pay all increased costs identified by Buyer under subpart (1) of the preceding sentence, Buyer will incorporate Raytheon's reasonable comments.

     7.4 Claims for Indemnification.

          (a) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver to the Indemnifying Party a written notification (a "Claim Notice") which contains (i) a description of the Damages incurred by the Indemnified Party and the amount (the "Claimed Amount") of such Damages,
(ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

          (b) Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive some, but not all (the "Agreed Amount") of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

          (c) During the 30-day period following the delivery of a Response that disputes the Indemnified Party's right to receive some or all of the Claimed Amount (a


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

"Dispute"), the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, then the Dispute shall be resolved by binding arbitration in Boston, Massachusetts (if initiated by the Buyer) or New York, New York (if initiated by a Seller) conducted by a single independent arbitrator (the "Arbitrator") in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect from time to time (the "AAA Rules"). Either the Indemnifying Party or the Indemnified Party may submit such Dispute to arbitration by submitting to the AAA a Demand for Arbitration in accordance with the AAA Rules. If such Dispute is not submitted to arbitration as provided in this Section 7.4(c) within 60 days following the expiration of the 30-day period referred to in this Section 7.4(c), then the indemnification claim which is the subject of such Dispute (but only to the extent it is subject to such Dispute) shall be deemed waived by the Indemnified Party for all purposes and the Indemnified Party shall not be entitled to recover from the Indemnifying Party the portion of the Claimed Amount which is subject to such Dispute. Arbitration in accordance with the terms of this Section 7.4 shall be the exclusive means of resolving such Dispute, and neither the Indemnifying Party nor the Indemnified Party may commence litigation for damages with respect to such Dispute.

          (d) The Arbitrator shall have no power or authority, under the AAA Rules or otherwise, to (i) modify or disregard any provision of this Agreement, including those set forth in Section 7.6, (ii) address or resolve any issue other than the Dispute submitted to such arbitration in accordance with this
Section 7.4, (iii) make an award of Damages in excess of the portion of the Claimed Amount that is subject to such Dispute or (iv) grant injunctive relief, specific performance or other equitable relief. The Indemnifying Party and the Indemnified Party shall


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request that the Arbitrator prepare and distribute to such Parties, as promptly as is practicable, a written decision setting forth the Arbitrator's decision with respect to such Dispute and the Arbitrator's reasons therefor (the "Arbitration Award"). The Arbitration Award shall be final, conclusive and binding upon the Indemnifying Party and the Indemnified Party, and judgment thereon may be entered and enforced in any court of competent jurisdiction (as provided in Section 11.11).

          (e) The Indemnifying Party and the Indemnified Party shall each bear its own costs and expenses in connection with the arbitration, and shall share equally the fees and expenses of the Arbitrator and AAA.

     7.5 Survival. All representations and warranties contained in this Agreement, the Raytheon Certificate and the Buyer Certificate shall survive the Closing and shall expire on the date 15 months following the Closing Date, except that the representations and warranties set forth in Section 2.11 (and the portion of the Raytheon Certificate relating thereto) shall survive until the second anniversary of the Closing Date, the representations and warranties set forth in Section 2.7 (and the portion of the Raytheon Certificate relating thereto) shall survive until 60 days following expiration of the applicable statute of limitations, the representations and warranties set forth in Section
2.18 (and the portion of the Raytheon Certificate relating thereto) shall expire at the Closing, and the representations and warranties set forth in Sections 2.1, 2.2, 3.1 and 3.2 (and the portion of the Raytheon Certificate or the Buyer Certificate relating thereto) shall survive the Closing without limitation. All covenants and other agreements contained in this Agreement and the Ancillary Agreements shall survive the Closing in accordance with their terms. No claim for indemnification under Section 7.1(a) or Section 7.2(a) may be made under


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this Agreement after the expiration of the survival period for such representation or warranty. Any investigations by or on behalf of a Party shall not constitute a waiver of such Party's right to enforce a representation or warranty of any other Party contained herein or in the Ancillary Agreements. Notwithstanding the foregoing, if an indemnification claim is properly asserted in writing pursuant to Section 7.4 prior to the expiration as provided in this
Section 7.5 of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

     7.6 Limitations.

          (a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Article VII:

               (i) Raytheon shall be liable with respect to claims under Section 7.1(a) for only that portion of the aggregate Damages related to such claims which exceeds 2% of the Adjusted Purchase Price; and

               (ii) the Buyer shall be liable with respect to claims under
Section 7.2(a) for only that portion of the aggregate Damages related to such claims which exceeds 2% of the Adjusted Purchase Price;

               (iii) the aggregate liability of Raytheon for all Damages under
Section 7.1(a) and Section 7.1(d) shall not exceed an amount equal to 15% of the Adjusted Purchase Price; and

               (iv) the aggregate liability of the Buyer for all Damages under
Section 7.2(a) shall not exceed an amount equal to 15% of the Adjusted Purchase Price.

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          (b) No Party shall be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4. The amount of Damages for which the Buyer is entitled to indemnification under Section 7.1(a) shall be calculated net of any accruals, reserves or provisions therefor reflected in the Final Closing Statement.

          (c) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VII that are incidental, consequential, in the nature of lost profits, special, multiple or punitive or any equitable equivalent thereof or substitute therefor (collectively, "Special Damages") based upon, or arising out of, this Agreement or any Ancillary Agreements or any course of conduct, course of dealing, statements or actions of any Party relating thereto; provided, however, that Special Damages shall be indemnifiable under this Article VII to the extent owed by a Party to a third party.

          (d) The amount of Damages recoverable by an Indemnified Party under this Article VII with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier, net of any retroactive premium increase payable by such Indemnified Party (or an Affiliate thereof) as a result of such insurance payment; provided, however, that no Indemnified Party shall be required to provide notice of or pursue recovery in respect of any claim under the Indemnified Party's insurance policies where the Indemnified Party determines in its reasonable discretion that such notice or pursuit is likely to invalidate any portion of the coverage available under such policy or result in the imposition of retroactive premiums or material prospective premium increases; and, provided, further, that if


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

an Indemnified Party makes such a determination after it has notified its insurer, it shall be entitled to retract such notice. An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 60 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VII with respect to such claim plus the amount of the insurance payments received (net of the offsets described in the first sentence of this Section 7.6(d)), over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VII.

          (e) Each Party agrees that (i) it shall not offset any payment it is entitled to receive (or it claims it is entitled to receive) from an Indemnifying Party under this Article VII against any other payment or other obligation it owes to such Indemnifying Party (or any Affiliate thereof) under this Agreement or otherwise (other than payments or obligations owed pursuant to this Article VII) and (ii) it shall not offset any payment it is obligated to make to an Indemnified Party under this Article VII against any other payment or other obligation it is entitled to receive (or it claims it is entitled to receive) from such Indemnified Party (or any Affiliate thereof) under this Agreement or otherwise (other than payments or obligations owed pursuant to this Article VII).

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          (f) If the Buyer incurs any Damages resulting from, arising out of, or constituting Environmental Matters and arising from conditions existing or events occurring prior to the Closing, Raytheon shall use reasonable commercial efforts to pursue any indemnity claim it may have under the Chrysler Agreement with respect to such Damages. Any payment Raytheon receives pursuant to such indemnity claim, net of any costs incurred by Raytheon in pursuing such indemnity claim, shall be promptly remitted to the Buyer, and the amount of such payment to the Buyer shall reduce the amount of Damages to which Raytheon's obligation under Section 7.1(d) (covering 50% of such Damages) shall apply.

          (g) Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Parties under this Article VII, from and after the Closing, shall (in the absence of fraud) be the sole and exclusive remedies of the Parties and their respective Affiliates with respect to claims covered by Section 7.1 or Section
7.2 or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

          (h) Notwithstanding anything to the contrary in this Agreement:

               (i) In the event Raytheon becomes obligated pursuant to Section
7.1 to indemnify the Buyer for any Damages involving Environmental Matters, Raytheon's obligations hereunder shall be satisfied by and limited to indemnifying Buyer for 50% of those costs of investigation or remediation of Materials of Environmental Concern at such AIS Property to (unless otherwise required under Environmental Law) the less expensive of either the


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

(A) levels of contamination consistent with applicable industrial or commercial risk-based cleanup standards based upon future commercial or industrial use of such property or (B) the highest residual levels of contamination acceptable to the jurisdictional government environmental agency (including the right to perform a risk-based remediation to commercial or industrial standards). Raytheon shall not be required to do, or to indemnify Buyer for doing, more.

               (ii) Raytheon shall have no liability under Section 7.1 for any Damages in connection with an Environmental Matter in any way arising out of or related to any actual or proposed (A) movement, excavation or grading of land, or construction, reconstruction, refurbishment, renovation, modification, restoration, conversion, structural alteration or relocation of any structure, except to the extent reasonably necessary to repair or replace any building or structure or utilities, facilities and appurtenances related thereto; enlargement of any building or structure; change in use of any building or land or any change in zoning or government land use approval, or (B) change of any use of land at an AIS Property to the extent the change increases the cost of any Environmental Response Activities.

               (iii) The Buyer shall not be entitled to indemnification under
Section 7.1 for Damages in connection with an Environmental Matter directly arising as a result of the Buyer's voluntary disclosure to a third party (other than an Affiliate of the Buyer) of information or data, except to the extent that it would be unlawful not to provide such information to such third party. Nothing in this paragraph shall preclude the Buyer from being indemnified for 50% of the costs incurred in addressing circumstances it reasonably determines constitute a condition


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

of ongoing noncompliance in connection with the AIS Business, to the extent indemnification for such costs otherwise is available under this Article VII.

               (iv) The Buyer shall only be entitled to indemnification under
Section 7.1(d) for such Damages that result directly (A) from a determination (whether by judgment, order or other legal directive) in a judicial or administrative Third Party Action that the AIS Business has an obligation to investigate, remediate or pay Damages on account of an Environmental Matter incurred in connection with the AIS Business prior to the Closing Date or (B) from the settlement (with the consent of the Seller) of such a Third Party Action. Nothing in this paragraph shall preclude the Buyer from being indemnified for 50% of the costs incurred in addressing circumstances it reasonably determines constitute a condition of ongoing noncompliance in connection with the AIS Business, to the extent indemnification for such costs otherwise is available under this Article VII.

               (v) Without limiting the generality of Section 7.6(g), this
Article VII shall be the sole and exclusive remedy of (i) the Buyer and its Affiliates against the Sellers or any of their respective Affiliates, and their respective present or former officers, directors and employees, agents, attorneys or contractors, and (ii) the Sellers and their respective Affiliates against the Buyer or any of its Affiliates, and their respective present or former officers, directors and employees, agents, attorneys or contractors, for any and all claims, Damages or other matters related directly or indirectly to the AIS Business and arising at any time under Environmental Laws or under any common law with respect to Materials of Environmental Concern. The Buyer, on the one hand, and the Sellers, on the other hand, hereby waive (on behalf of themselves and their respective Affiliates, successors and assigns) any right to seek contribution


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or other recovery from each other or their respective Affiliates or any present or former officer, director or employee, agent, attorney or contractor of the Buyer, the Sellers or any of their respective Affiliates with respect to events related directly or indirectly to the AIS Business that any of them may now or in the future have under any Environmental Law or any common law providing for any remedy or right of recovery with respect to Environmental Matters or Materials of Environmental Concern other than as expressly provided for in this
Article VII. In the absence of fraud, the Buyer, on the one hand, and the Sellers, on the other hand, hereby release (on behalf of themselves and their respective Affiliates, successors and assigns) each other, such Party's Affiliates, and their respective present or former officers, directors and employees, agents, attorneys and contractors from any and all such claims, demands and causes of action.

     7.7 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

                                  ARTICLE VIII

                                   TAX MATTERS

     8.1 Responsibility for Taxes and Filing of Tax Returns.

          (a) Except as provided in Section 8.1(d) below, the Sellers shall remain responsible, and indemnify and hold harmless the Buyer, for all Taxes payable in connection with the operation of the AIS Business for all periods through the Closing, and shall be responsible for the filing of all related Tax Returns.

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

          (b) The Buyer shall be responsible, and indemnify and hold harmless the Sellers, for all Taxes payable in connection with the operation of the AIS Business from and after the Closing, and shall be responsible for the filing of all related Tax Returns.

          (c) Notwithstanding Section 8.1(a) to the contrary, any Tax Return that pertains to both Taxes for which the Sellers are responsible pursuant to
Section 8.1(a) and Taxes for which the Buyer is responsible pursuant to Section 8.1(b) shall be prepared by the Buyer on a basis consistent with the applicable Seller's last previous similar Tax Return, and the Buyer shall consult with the Sellers concerning each such Tax Return and report all items relating to the Taxes for which the Sellers are responsible in accordance with the instructions of the Sellers; provided, however, that if the Buyer is advised by counsel that the filing of any Tax Return and the reporting on such Tax Return of any item in accordance with the instructions of the Sellers reasonably could subject the Buyer to penalties or fines, the Buyer may file such Tax Return without regard to the Sellers' instructions relating to such item. The Buyer shall provide the Sellers with a copy of each proposed Tax Return the preparation of which is governed by this Section 8.1(c) (and such additional information regarding such Tax Return as may reasonably be requested by the Sellers) at least 20 days prior to the filing of such Tax Return. The cost of preparing Tax Returns, the preparation of which is governed by this Section 8.1(c), shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other.

          (d) The Buyer, on the one hand, and the Sellers, on the other, shall each be responsible for the payment of 50% of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes (including any stamp


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

duty or goods and services tax payable in Australia) arising in connection with the consummation of the transactions contemplated by this Agreement.

     8.2 Allocation of Taxes.

          (a) For purposes of this Agreement, Taxes shall be allocated between the period ending at the Closing and the period that begins immediately following the Closing based upon the actual operations and transactions of the AIS Business during such periods.

          (b) Notwithstanding Section 8.2(a) to the contrary, in the case of any ad valorem Taxes, real estate Taxes, property Taxes, and other similar Taxes imposed with respect to the ownership or use of property and assessed with respect to a taxable period that commences before the Closing and that ends after the Closing, such Taxes shall be allocated between the portion of such period that ends on the Closing and the portion of such period that begins immediately following the Closing based upon the respective number of days during such portions of the taxable period (with the day of the Closing deemed to be in the period following the Closing); provided, however, that appropriate adjustment shall be made for acquisitions and dispositions of property during such period.

     8.3 Refunds and Credits.

          (a) The Sellers and/or their Affiliates, as the case may be, shall be entitled to any Tax refunds (including any interest paid thereon) or credits to the extent such refunds or credits relate to any Taxes for which the Sellers are responsible pursuant to Section 8.1.

          (b) The Buyer and/or its Affiliates, as the case may be, shall be entitled to any Tax refunds (including any interest paid thereon) or credits to the extent such refunds or credits relate to any Taxes for which the Buyer is responsible pursuant to Section 8.1.

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

     8.4 Allowable Taxes.

          (a) For purposes of this Agreement, "Allowable Tax" means the allocable share of any Tax of any Seller or any of the Sellers' Affiliates which is an allowable cost under the Federal Acquisition Regulation, 48 CFR Chapter 1, and associated regulations and agreements between any Seller and any U.S. Governmental Entity, allocated based on the Seller's existing finance policy (as it is in effect on the date hereof).

          (b) If any Seller or any of its Affiliates has paid or reimbursed the Buyer for any Allowable Tax for which the Sellers are responsible pursuant to
Section 8.1(a), the Buyer agrees to repay to the Sellers promptly upon receipt any portion of such Allowable Tax that the Buyer or any of its Affiliates is ultimately able to recover from a U.S. Governmental Entity.

          (c) If the Buyer or any of its Affiliates receives a refund with respect to an Allowable Tax for which the Sellers are responsible pursuant to
Section 8.1(a), the Buyer shall pay to the Sellers the amount of such refund reduced by the amount, if any, that the Buyer will be required to pay to a U.S. Governmental Entity or suffer by reason of offset in accordance with the Federal Acquisition Regulation, 48 CFR Chapter 1, and associated regulations and agreements between any Seller and any U.S. Governmental Entity. If any Seller receives a refund after the Closing Date with respect to an Allowable Tax for which the Sellers are responsible pursuant to Section 8.1(a), the Sellers will pay to the Buyer the amount, if any, which the Buyer will be required to pay to a U.S. Governmental Entity or suffer by reason of an offset in accordance with the foregoing regulations and agreements.

          (d) The Sellers and the Buyer agree to cooperate with respect to the calculation of any amounts payable pursuant to this Section 8.4 and to give each other written


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

notice of events reasonably likely to result in the increase or decrease of any Allowable Tax for which the Sellers are responsible pursuant to Section 8.1(a).

     8.5 Cooperation on Tax Matters; Tax Audits.

          (a) The Buyer and the Sellers shall (and shall cause their respective Affiliates to) cooperate in (A) the preparation of all Tax Returns (including amended Tax Returns), (B) the preparation and pursuit of any claims for refunds of Taxes, (C) the defense or administration of any audit, dispute, or similar proceeding with or by any Governmental Entity responsible for the imposition of any Tax (a "Taxing Authority") and (D) any proceeding with any U.S. Governmental Entity relating to refunds or reimbursements for any Allowable Tax, in each case, to the extent attributable to any Tax period for which one Party could reasonably require the assistance of another Party in obtaining necessary information. Such cooperation shall include, without limitation:

               (i) providing all relevant information in the Party's possession including financial data, copies of prior-period Tax Returns (together with all related schedules and work papers), copies of prior-period Tax preparation packages, and copies of any notices, rulings, determinations, or reports from any Taxing Authority to the extent they pertain to the Tax and Tax period for which the other Party requires assistance;

               (ii) the preparation by employees of Buyer or its Affiliates who were previously employed by the Sellers in the AIS Business, to the extent they have done so in the past, of drafts of all or any portion of any Tax Returns and/or Tax preparation packages with respect to Tax Returns for which the Sellers are responsible pursuant to Section 8.1(a) (such Tax Returns and Tax preparation packages to be prepared on a basis consistent with past practice);

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               (iii) making the Parties' respective employees and facilities available on a mutually convenient basis to provide the other Party access to, or an explanation of, information and documents and to participate in any proceedings with any Tax Authority or (with respect to refunds and reimbursements attributable to Allowable Taxes) with any U. S. Governmental Entity, including, without limitation, the Buyer making available Mr. Steven Post to the extent that a Seller determines (in its reasonable discretion) that Mr. Post's participation is necessary or appropriate in connection with any proceeding relating to sales Taxes in the state of Texas (and any related claim by or against a U.S. Governmental Entity to the extent such sales Taxes are, or affect the amount of, Allowable Taxes); and

               (iv) promptly forwarding copies of notices, forms, and other communications received from or sent to any Tax Authority to the extent such items relate to (or may impact) Taxes for which the other Party is responsible under Section 8.1.

          (b) The Buyer and each Seller shall maintain all records pertaining to Taxes associated with the operation of the AIS Business through the Closing for a period of ten years following the Closing or, if later, until the expiration of the statute of limitations for collection of the Tax to which such record relates. Prior to discarding or destroying such records, the Party holding such records shall notify the other Party or Parties of its intention to so discard or destroy the records. If the Party receiving such notice so requests, the Party holding such records shall deliver them to the requesting Party.

          (c) In the event that any Tax is assessed or any refund of Tax is denied, and it is determined that a substantial reason for such additional Tax or the failure to receive the refund was another Party's failure to maintain or deliver the records specified in Section 8.5(b), or its failure to fully or timely cooperate in accordance with Section 8.5(a), then such other Party shall pay the amount of such assessed Tax or the amount of such disallowed Tax refund to the Party with respect to which the Tax was assessed or the refund was denied together with such additional amount as may be necessary to pay any Taxes that may be attributable to payments under this Section 8.5(c). If the Parties cannot agree as to whether a failure to maintain or deliver records or to cooperate constituted a "substantial reason" for the assessment of the additional Tax or the denial of the Tax refund, such determination shall be made by the Neutral Accountant in accordance with the procedure set forth in
Section 1.4(d).

     8.6 Scope of Article VIII. Any claim by any Party relating to a breach by another Party of their obligations under this Article VIII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VII. Notwithstanding the foregoing or any other term or condition of Article VII, (i) claims for a breach of an obligation under this Article VIII may be made by a Party any time prior to the 60th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (ii) to the extent there is any inconsistency between the terms of Article VII and this
Article VIII with respect to the allocation of responsibility between the Sellers and the Buyer for Taxes relating to the AIS Business, the provisions of this Article VIII shall govern.

                                   ARTICLE IX

                                EMPLOYEE MATTERS

     9.1 Pre-Closing Conduct; Other Liabilities. For purposes of this Agreement, "AIS Employees" means those employees engaged exclusively or primarily in the AIS Business as of the Closing Date, including BBJ Employees (as defined in Section 9.2(b)), but excluding those employees listed on Schedule 9.1. None of the Sellers shall be under any obligation to terminate the employment of any AIS Employee prior to the Closing Date. The Sellers shall be liable, and shall hold the Buyer harmless, for all amounts to which any AIS Employee becomes entitled under any Employee Benefit Plan that exists or arises (or may be deemed to exist or arise) under any applicable law or otherwise, as a result of, or in connection with,
(i) the employment of any AIS Employee by a Seller prior to the Closing Date,
(ii) the termination of employment of any AIS Employee prior to the Closing Date, (iii) the termination of employment of any AIS Employee on or after the Closing Date that is a result of any such AIS Employee's failure to accept an offer of employment made by the Buyer in accordance with Section 9.2(a), and
(iv) the termination of employment of any LTD AIS Employee (as defined in Section 9.2(a)) on or after the Closing Date. Except as set forth in the immediately preceding sentence, the Buyer shall be liable, and shall hold the Sellers harmless, for any amounts to which any AIS Employee becomes entitled under any Employee Benefit Plan that exists or arises (or may be deemed to exist or arise) under any applicable law or otherwise, as a result of, or in connection with, (i) the employment of any AIS Employee by the Buyer on or after the Closing Date and (ii) the termination of employment of any AIS Employee on or after the Closing Date. Notwithstanding anything in this Agreement or the Assumption Agreement to the contrary, the Sellers shall be responsible for the payment of retention bonuses under the "stay pay" agreements listed on Schedule
2.12 that become payable as a result of the Closing and for any obligations referred to in such agreements relating to Raytheon stock options, and the Buyer shall be responsible for the payment obligations under such "stay pay" agreements that become payable upon the completion of specified employment periods following the Closing.

     9.2 Offer of Employment; Continuation of Employment.

          (a) The Parties hereto intend that there shall be continuity of employment with respect to all AIS Employees (including those employees who are, as of the Closing Date, on vacation, leave of absence or short-term disability, but excluding those employees who are, as of the Closing Date, on long-term disability or layoff). The Buyer shall offer employment commencing on the Closing Date to all such AIS Employees, on the terms set forth in Section 9.5. Notwithstanding the preceding sentences, the Buyer shall offer employment to any AIS Employee on long-term disability who becomes able to return to work within two years after the Closing Date only in the event and to the extent that a position comparable to the position such AIS Employee held prior to such long-term disability is available at the time such AIS Employee becomes able to return to work or subsequently becomes available during such two-year period. In addition, if the Buyer increases employment, the Buyer shall first offer employment to individuals on layoff and shall comply with all applicable provisions regarding returning to work after layoff in any applicable collective bargaining agreement. Those persons who accept the Buyer's offer of employment shall hereafter be referred to as "Transferred Employees." Those AIS Employees on long-term disability who become able to return to work within two years after the Closing Date but for whom the Buyer has no comparable position (as described above) are defined as "LTD AIS Employees".

          (b) For purposes of this Agreement, "BBJ Employees" means those employees listed on Schedule 9.2(b). The Buyer shall use reasonable commercial efforts to


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retain the services of the BBJ Employees to the extent necessary to perform the
Buyer's obligations under Section 10.10 and the Business Jet Services Agreement. Raytheon agrees to reimburse the Buyer for the amount of any severance costs, determined in accordance with the Employee Benefit Plans of the Sellers applicable to AIS Employees as of the date of this Agreement, relating to the termination within one year following the Closing Date by the Buyer of any BBJ Employees.

          9.3 Savings Plan. Effective as of the Closing Date, the Sellers shall take such action, if any, as may be necessary (i) to cause the active participation of the Transferred Employees under the Raytheon Savings and Investment Plan (the "Savings Plan") to cease as of the Closing Date, and (ii) to permit Transferred Employees to elect to take distributions (subject to applicable law) of their entire accounts thereunder and, if such Transferred Employees so elect, to roll them over, directly or otherwise, in accordance with applicable law and regulations, to an individual retirement account or to one or more defined contribution retirement plans qualified under Section 401(a) of the Code and maintained by the Buyer or one of its subsidiaries (the "Buyer Defined Contribution Plans"), and the Buyer Defined Contribution Plans shall, to the extent such distributions are in cash or plan loans, accept such rollovers.

          9.4 Defined Benefit Plans. The Sellers shall retain all liability and responsibility for the defined benefit pension plans maintained by the Sellers in which Transferred Employees participate as of the Closing ("Sellers' Pension Plans"), with respect to those AIS Employees (or their beneficiaries) who, as of the Closing Date, are participants in the Sellers' Pension Plans. The Buyer shall establish, effective as of the Closing Date, defined benefit pension plans (the "Buyer Pension Plans") identical in all respects to the Retirement Plan for Hourly Employees of


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the Greenville Division (the "Union Pension Plan") and those Sellers' Pension
Plans in which AIS Employees participate , except benefits accrued under the Buyer's Plans shall be offset by the benefits accrued under the respective Seller's Plans. The Buyer Pension Plan covering AIS Employees who participated in the Union Pension Plan shall be maintained in effect without change (except for changes agreed to by the Union representing the plan participants or as are otherwise permitted or required under the applicable collective bargaining agreement or applicable law) until August 21, 2004, or such later date to which the collective bargaining agreement may be extended. All of the other Buyer Pension Plans (the "Buyer Non-Union Plans") shall be maintained in effect for at least 15 months after the Closing Date without substantive change (other than as may be required by applicable law). Without limiting the generality of this
Section 9.4, at all times during the period beginning on the Closing Date and ending on the date 15 months after the Closing Date, the total benefits payable to any Transferred Employee participating under the Buyer Pension Plans, when combined with the total benefits payable under the Sellers' Pension Plans, shall be no less than the total benefits which would have been payable to such Transferred Employee under the provisions of the Sellers' Pension Plans as in effect as of the Closing Date if such Transferred Employee had continued to be employed by the Sellers.

     9.5 Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Article IX or as otherwise required by applicable law, the Transferred Employees shall cease to participate in or accrue further benefits under the AIS Benefit Plans immediately prior to the Closing. Beginning at the Closing, the Buyer shall, for a period ending on the date 15 months after the Closing Date, (a) provide each Transferred Employee who is not


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a member of a unit of employees covered by the Collective Bargaining Agreement with total cash compensation (defined as base salary and bonus opportunity at least equal to those in effect on the date hereof) that is no less favorable in the aggregate than such Transferred Employee's total cash compensation (as defined above) immediately prior to the Closing Date, (b) maintain (or cause its subsidiaries to maintain) Employee Benefit Plans (including without limitation, defined benefit plans, defined contribution plans and excess plans, but excluding stock-based plans), for the benefit of each Transferred Employee that are no less favorable in the aggregate than the Employee Benefit Plans in effect immediately prior to the Closing Date with respect to employees of the Buyer ("Buyer Plans"), (c) maintain (or cause its subsidiaries to maintain) a Severance Pay Plan, program or practice for the benefit of each Transferred Employee that is no less favorable than the plan, program or practice in effect immediately prior to the Closing Date with respect to such Transferred Employee, and (d) provide the Transferred Employee company-paid retiree medical benefits that are substantially comparable in value to such benefits as are provided to the Transferred Employees immediately prior to the Closing and continue such company-paid retiree medical benefits for as long as retiree medical benefits are provided generally to other employees of the Buyer, its successors and its Subsidiaries during such 15-month period. Subsequent to the Closing Date, the Sellers shall retain no liability for provision of retiree medical benefits to the Transferred Employees, all of such liability, if any, having been assumed by the Buyer. The Buyer shall cause each Buyer Plan to recognize all credited service for purposes of eligibility and vesting and level of benefits (including, to the extent required to meet the Buyer's obligations under Section 9.4, accrual of benefits under any defined benefit plan); provided, however, that the Buyer shall not be required to provide any of the Transferred


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Employees with any stock-based plans relating to equity securities (or their equivalent, such as phantom stock plans or SAR's ). Nothing herein shall preclude the Sellers from continuing to administer stock-based and incentive plans for service by the Transferred Employees with the Sellers through the Closing Date.

     9.6 Welfare Plans. With respect to any Buyer Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) or any Buyer Plan that would be a "welfare benefit plan" (as defined in Section 3(1) of ERISA) if it were subject to ERISA, the Buyer shall (i) cause to be waived any pre-existing condition limitations, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by any Seller immediately prior to the Closing Date. The Buyer shall cooperate with the Sellers, which shall make appropriate arrangements to allow the use by Transferred Employees of any accrued benefits under any cafeteria plan (as defined in Section 125 of the Code for the plan year in which the Closing Date occurs) which was maintained by the Sellers or any of their Affiliates for such Transferred Employees.

     9.7 Accrued Paid Time Off. With respect to any accrued but unused paid time off to which any Transferred Employee is entitled pursuant to the Sellers' paid time off policies applicable to such Transferred Employee immediately prior to the Closing Date (the "PTO Policies"), the Buyer shall assume the liability for such accrued paid time off and allow such Transferred Employee to use such accrued paid time off; provided, however, that if the Buyer deems it necessary to disallow such Transferred Employee from taking such accrued paid time off, the Buyer shall permit each such Transferred Employee to carry over paid time off in


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accordance with the terms of the PTO Policies; and provided, further, that the
Buyer shall be liable for and pay in cash an amount equal to such accrued paid time off to any Transferred Employee whose employment terminates for any reason subsequent to the Closing Date. The Sellers shall be liable for and pay in cash to the Buyer, within ten Business Days after receipt from the Buyer of written notice thereof accompanied by reasonable supporting documentation, the amount of any accrued but unused paid time off, which is not accounted for on the Final Closing Statement, to which any such Transferred Employees are entitled pursuant to the Sellers' paid time off policies applicable to such Transferred Employees.

     9.8 WARN Act. The Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any other applicable similar state or local law and to otherwise comply with any applicable statute with respect to any "plant closing" or "mass layoff' (as defined in WARN or other applicable state or local statutes) or similar event affecting employees and occurring on or after the Closing Date or arising as a result of the transactions contemplated hereby. The Buyer shall assume sole responsibility for any liabilities or obligations arising under WARN or other applicable law resulting from the actions (or inactions) of the Buyer or its Affiliates on or after the Closing Date or from the transactions contemplated hereby. The Sellers agree to provide any required notice under WARN and any other applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting employees and occurring prior to the Closing Date. The Sellers shall assume sole responsibility for any liabilities or obligations arising under WARN or other applicable law resulting from the actions (or inactions) of the Sellers or their Affiliates prior to the Closing Date.

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     9.9 COBRA. The Buyer agrees to provide any required notice under the
Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and any other applicable law on or after the Closing Date related to Transferred Employees who are entitled to such notices after the Closing Date. The Buyer shall assume sole responsibility for any liabilities or obligations arising under COBRA or other applicable law related to Transferred Employees who are entitled to such notices after the Closing Date which result from the actions (or inactions) of the Buyer or its Affiliates on or after the Closing Date or from the transactions contemplated hereby.

                                   ARTICLE X

                          OTHER POST-CLOSING COVENANTS

     10.1 Access to Information; Record Retention; Cooperation.

          (a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations regarding classified information and security clearance, following the Closing, each Party shall afford to each other Party and to such other Party's authorized accountants, counsel and other designated representatives, during normal business hours in a manner so as to not unreasonably interfere with the conduct of business, (i) reasonable access and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, "Information") within the possession or control of such Party relating to the AIS Business, and (ii) reasonable access to the personnel of such Party. Requests may be made under this Section 10.1(a) for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Statement, resolving any differences between the Parties


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with respect to the Closing Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

          (b) Preparation of Seller Financial Statements. Without limiting the generality of Section 10.1(a), from and after the Closing, the Buyer shall, and shall request its auditors to, reasonably cooperate on a timely basis with the Sellers and their auditors in connection with the preparation by Raytheon of the
(i) Closing Statement and (ii) financial statements of Raytheon and its Affiliates. In connection with the preparation of (i) the Closing Statement and
(ii) such financial statements, the Buyer shall provide Raytheon (and its auditors) with reasonable access to the AIS Business, its financial management, and any accountant's work papers in the possession of the Buyer (and shall request that the Buyer's auditors provide access to their work papers), and all financial books, accounts and records relating to the AIS Business.

          (c) Preparation of Buyer Financial Statements. Without limiting the generality of Section 10.1(a), from and after the Closing, each of the Sellers agrees that it shall, and shall request PricewaterhouseCoopers LLP to, reasonably cooperate on a timely basis with the Buyer and the Buyer's auditors to prepare audited financial statements of the AIS Business that are required for SEC filings required to be made by the Buyer and take any further actions in connection therewith as set forth in Section 4.9(a).

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          (d) Cooperation in Litigation. Without limiting the generality of
Section 10.1(a), from and after the Closing, the Buyer shall provide such cooperation as the Sellers shall reasonably request in connection with the Bombardier Litigation. Such cooperation shall include providing the Sellers and their counsel and other designated representatives access to such Information and personnel as the Sellers may reasonably request. The Parties also agree specifically that all Information concerning the Sustained Readiness Program for modification and refurbishment of P-3 Orion Aircraft for the United States Navy (the "P-3 SRP Program") shall be stored in the same manner as at the time of the Closing at a location to which the Seller will have full access upon seven days advance written notification to the Buyer. The Buyer will not destroy or dispose of any P-3 SRP Program Information without 30 days prior written notice to Raytheon. Upon receipt of such notice, Raytheon may require that all or part of the P-3 SRP Program Information be delivered to it.

          (e) Reimbursement. A Party making Information or personnel available to another Party under Section 10.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.

          (f) Retention of Records. Except as may otherwise be required by law or agreed to in writing by the Parties, and except as provided in Section 8.5 with respect to Tax records, each Party shall each use reasonable commercial efforts to preserve, until the date six


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years after the Closing Date, all Information in its possession pertaining to the AIS Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party or Parties to deliver such Information to the other Party or Parties and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

          (g) Confidentiality. Each Party shall hold, and shall use reasonable commercial efforts to cause their respective Affiliates, consultants, advisors, agents and representatives to hold, in strict confidence all Information concerning the other furnished to it by the other Party or Parties or their representatives pursuant to this Section 10.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information), or (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any


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stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided, however, that, such Party gives written notice to the other Party or Parties of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information by the tribunal or other entity.

     10.2 Covenant Not to Compete. During the period commencing on the Closing Date and continuing until the fourth anniversary of the Closing Date (the "Noncompetition Period"), Raytheon shall not (and shall cause each Raytheon Subsidiary (as defined below) not to), directly or indirectly, engage in any of the following (the "Restricted Business"):

               (i) aircraft modification (i.e., alterations to an aircraft that permit the integration of electronic equipment such as sensors, consoles and communications suites) and maintenance as related to the modification or refurbishment of aircraft owned and/or operated by


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the U.S. and foreign governments and associated with U.S. and foreign
Intelligence, Surveillance and Reconnaissance (ISR);

               (ii) aircraft modification (i.e., alterations to an aircraft that permit the integration of electronic equipment such as sensors, consoles and communications suites) and refurbishment, life extension and special mission aircraft management;

               (iii) development and integration of complex mechanical and electromechanical systems for mission critical aircraft operations;

               (iv) integrated airborne SIGINT platforms, exclusive of the development, integration and production of SIGINT sensors performed by Raytheon or Raytheon Subsidiaries; and

               (v) maintenance, repair, modification, fabrication, prototyping and manufacturing, and logistics support that is currently performed by the AIS Business Joint Operations Group, for Special Operations Forces Equipment.

For purposes of this Agreement, "Raytheon Subsidiary" means any corporation, partnership, limited liability company or other non-corporate business enterprise in which Raytheon (or another Raytheon Subsidiary) holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity. Notwithstanding the foregoing, neither Raytheon nor any Raytheon Subsidiary shall be prohibited from:

          (a) continuing to engage in any type of business conducted by Raytheon or any Raytheon Subsidiary as of the date hereof which is not part of the AIS Business or which is part of the Boeing Business Jet Division (as such business exists as of the date of this


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Agreement), or selling products or services that are under development by
Raytheon or any Raytheon Subsidiary as of the date hereof which are not part of the AIS Business (it being agreed that the type of business conducted by Raytheon or any Raytheon Subsidiary shall include any type of business that is either expressly addressed in a bid or contract of Raytheon or any Raytheon Subsidiary existing as of the date hereof or that is a logical follow-on to business that is expressly addressed in such an existing bid or contract);

          (b) purchasing products or services from, or selling products or services to, or otherwise engaging in a commercial relationship with, an entity which is engaged in the Restricted Business;

          (c) acquiring or owning less than 5% (by voting power) of the outstanding capital stock of any publicly-traded company which is engaged in the Restricted Business;

          (d) performing its obligations under this Agreement and the Ancillary Agreements or otherwise taking actions in connection with the winding up of the AIS Business; or

          (e) acquiring any entity which is engaged in the Restricted Business if either:

               (i) in its last full fiscal year prior to such acquisition, the consolidated revenues of such entity from the Restricted Business constituted less than 25% of the total revenues of such entity; or

               (ii) Raytheon or the applicable Raytheon Subsidiary thereafter uses, until the earlier to occur of the expiration of the Noncompetition Period and 12 months after such acquisition, reasonable commercial efforts to sell that portion of the business of such entity as


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

constitutes the Restricted Business, upon terms and conditions and at a price deemed acceptable by Raytheon.

     10.3 Novation of Government Contracts.

          (a) As soon as practicable following the Closing, the applicable Seller shall prepare (with the Buyer's assistance, which will include preparation of all information and documents required of the transferee for such requests), in accordance with Federal Acquisition Regulations, 48 CFR ss.42.12, and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42), which shall be submitted by such Seller to each Responsible Contracting Officer, for the applicable U.S. Governmental Entity (i) to recognize the Buyer as such Seller's successor-in-interest to each Government Contract and (ii) to enter into a novation agreement (a "Novation Agreement"), in form and substance reasonably satisfactory to the Buyer and such Seller, pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of such Seller's right, title and interest in and to, and all of such Seller's obligations and liabilities under, such Government Contract shall be validly conveyed, transferred and assigned and novated to the Buyer by all parties thereto. The Sellers and the Buyer shall each use all reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any such Government Contracts, including responding to any requests for information by a U.S. Governmental Entity with regard to such Novation Agreements. The Sellers and the Buyer shall promptly provide to each other (or to the requesting U.S. Governmental Entity) any


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information with respect to such Party required in connection with any such request for information.

          (b) The Parties acknowledge that the transfer or assignment of a Government Contract is subject to the contracting agency's approval of a Novation Agreement recognizing the Buyer as the successor-in-interest to the applicable Seller. Unless and until the contracting agency recognizes the Buyer as the successor-in-interest to the applicable Seller under any Government Contract, then the applicable Seller shall subcontract, sublease or lease to the Buyer all of such Seller's rights and obligations under such Government Contract and appoint the Buyer as the agent of the applicable Seller for purposes of such Government Contract, or otherwise cooperate in any reasonable arrangement designed to provide the benefits of such Government Contract to the Buyer (provided the Buyer also discharges the applicable Seller's obligations under such Government Contract), in each case to the maximum extent permissible under law. In connection therewith, the Buyer shall perform on behalf of such Seller all of such Seller's obligations under such Government Contract, and such Seller shall remit to the Buyer all payments it receives under such Government Contract with respect to obligations performed by the Buyer (less any additional costs incurred by such Seller in connection therewith).

          (c) In connection with obtaining the consents or approvals contemplated in Sections 10.3(a) and 10.3(b), none of the Sellers shall consent to any modification of any Government Contract which would adversely affect the rights of the Buyer under such Government Contract without the prior written consent of the Buyer (which shall not be withheld or delayed if such modification is not material).

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     10.4 Seller Guarantees. In the event that after the Closing Date any Seller or an Affiliate is required to reimburse a letter of credit issuer for any drawing under a Seller Guarantee, or is required to make any payment under a Seller Guarantee (other than carrying costs), then the Buyer shall reimburse such Seller or Affiliate within 20 days after demand for the payment of such amount. The Buyer's payment obligation under this Section 10.4 shall not be subject to any right of set-off or defense to payment otherwise available to the Buyer. However, the payment by the Buyer of any such payment obligation will not constitute a waiver by the Buyer of any of its rights to make a subsequent claim under Article VII, to the extent applicable.

     10.5 Outstanding Bid Proposals.

          (a) In the event that, as of the Closing Date, the AIS Business has furnished any proposals to another business unit of Raytheon to provide products and services to such other business unit in connection with a Bid Proposal (as defined below) by such other business unit, the Buyer agrees that if such Bid Proposal is accepted, the Buyer will honor such proposal by the AIS Business in accordance with its terms, which will be performed pursuant to the terms of the applicable Supply Agreement, or if no Supply Agreement applies to the applicable scope of work, pursuant to a new supply agreement in a form and with terms substantially equivalent to the Supply Agreements; provided, however, that (i) with respect to proposals by the AIS Business to another business unit of Raytheon in connection with a fixed-price Bid Proposal, the Buyer hereby waives any right to claim or otherwise collect Statistical Profit under such proposals, and (ii) with respect to proposals by the AIS Business to another business unit of Raytheon in connection with a cost-plus Bid Proposal, the profit margin for such proposals that


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

include cost-plus pricing with a Statistical Profit, or no provision for profit, shall be paid by such business unit of Raytheon to the Buyer in a percentage equal to the fee percentage in the prime or higher tier contract for the applicable cost-plus Bid Proposal. For purposes of this Agreement, "Bid Proposal" means a proposal that has been submitted to a customer of Raytheon, a Raytheon Subsidiary or the AIS Business. The Buyer's obligations under this
Section 10.5(a) shall apply only to Bid Proposals that are listed on Schedule 10.5(a) and are (i) outstanding on the date of this Agreement or (ii) become outstanding prior to the Closing with the consent of the Buyer. For purposes of this Agreement, "Statistical Profit" means, with respect to proposals furnished by one party to another party to provide products or services in connection with a Bid Proposal by such other party, an amount equal to the fee uplift constituting the profit which would have been recorded by the party supplying such products or services for financial reporting purposes internal to the Sellers pursuant to Raytheon General Policies and Procedures 23-2003-110, but which the party receiving such products or services would not have paid to the supplying party, if the Buyer and the Sellers had remained Affiliates.

          (b) In the event that, as of the Closing Date, Raytheon or a Raytheon Subsidiary has furnished any proposals to the AIS Business to provide products and services to the AIS Business in connection with a Bid Proposal by the AIS Business, Raytheon agrees that if such Bid Proposal is accepted, Raytheon will, or will cause the applicable Raytheon Subsidiary to, honor such proposal in accordance with its terms, which will be performed pursuant to the terms of the applicable Supply Agreement or if no Supply Agreement applies to the applicable scope of work, pursuant to a new supply agreement in a form and with terms substantially equivalent to the Supply Agreements; provided, however, that (i) with respect to proposals by


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Raytheon or a Raytheon Subsidiary to the AIS Business in connection with a fixed-price Bid Proposal, Raytheon hereby waives, or will cause its Raytheon Subsidiary to waive, any right to claim or otherwise collect Statistical Profit under such proposals, and (ii) with respect to proposals by Raytheon or a Raytheon Subsidiary to the AIS Business in connection with a cost-plus Bid Proposal, the profit margin for such proposals that include cost-plus pricing with fiscal or statistical profit, or no provision for profit, shall be paid by the Buyer to Raytheon or the Raytheon Subsidiary, as applicable, in a percentage equal to the fee percentage in the prime or higher tier contract for the applicable cost-plus Bid Proposal. Raytheon's obligations under this Section 10.5(b) shall apply only to Bid Proposals which are listed on Schedule 10.5(b) and (i) are outstanding on the date of this Agreement or (ii) become outstanding prior to the Closing with the consent of Raytheon.

     10.6 Use of Raytheon Name in Transferred Technology. The Sellers and the Buyer will cooperate and use reasonable commercial efforts to provide to the Buyer for inclusion in its web site, as promptly as practicable following the Closing, all text, images and other content contained in all web sites relating exclusively or primarily to the AIS Business maintained by the Sellers (or their Affiliates). Prior to including any such text, images or other content in its web site, the Buyer shall remove all references to the "Raytheon" and "E-Systems" names from any such text, images or other content, except that the Buyer may use such names in a non-trademark sense to describe the historical affiliation of the AIS Business. The Sellers (or their Affiliates) shall retain ownership of all domain names employing the name Raytheon or E-Systems and neither the Buyer nor any of its Affiliates shall have any right or license to any such domain name. To the extent the AIS Business utilized any internet protocol address space allocated to


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the Sellers, such internet protocol address space shall remain the property of the Sellers, and no rights or licenses are granted to the Buyer with respect thereto. Except as may be provided in this Section 10.6 or the Transition Services Agreement, the Buyer shall have no right to continued access to the Raytheon telephone network, Raytheon internet mail, or any other Raytheon computer network.

     10.7 Collection of Accounts Receivable. Each Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by such Seller after the Closing with respect to the accounts receivable purchased by the Buyer from the Sellers pursuant to this Agreement. Each Seller hereby authorizes the Buyer to endorse and cash any checks or instruments payable or endorsed to such Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Sellers.

     10.8 Payment of Assumed Liabilities. In the event that any Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Assumed Liabilities, the Buyer shall reimburse such Seller or Affiliate for the amount so paid or discharged within 45 days of being presented with written evidence of such payment or discharge. In the event that the Buyer (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Excluded Liabilities, the applicable Seller shall reimburse the Buyer or such Affiliate for the amount so paid or discharged within 45 days of being presented with written evidence of such payment or discharge.

     10.9 Access to Facility. In order to permit the Sellers to continue to conduct Raytheon's operations relating to payroll processing, PeopleSoft support, Enterprise IT SAP support and CSC support services located at Raytheon's Greenville, Texas facilities (which


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facilities are covered by one of the Real Estate Leases being assigned to the
Buyer), the Buyer shall, for a period of one year following the Closing (or such shorter period of time as the Sellers shall elect with respect to all or any portion of the space so occupied), permit the Sellers to continue to occupy the amount of space at the Greenville facilities currently occupied by the Raytheon operations described above, and permit the Sellers' employees, agents and contractors to have access both to such portion of such facilities as is reasonably necessary to operate such functions in the manner in which they are currently operated and to such services, equipment and systems as are currently utilized by them in such operations. The Sellers shall make all reasonable efforts to avoid and mitigate any interruption or interference with the Buyer's business activities. As consideration for the access permitted by the Buyer under this Section 10.9, the Seller shall pay to the Buyer a pro rata portion (based on the portion of the Greenville facilities occupied by the Sellers) of
(i) the payments owed by the Buyer under such Real Estate Lease and (ii) any other costs reasonably incurred by the Buyer in operating and maintaining such facilities and providing support for the occupants thereof, for the period of time during which the Sellers occupy such facilities. The Seller shall indemnify the Buyer for any Damages incurred by the Buyer if the arrangement contemplated by this Section 10.9 constitutes a violation of such Real Estate Lease.

     10.10 Boeing Business Jet Operations.

          (a) Raytheon is obligated to design, manufacture and deliver a VIP interior in (i) a Boeing B777-200 Increased Gross Weight (IGW) aircraft under Completion Agreement Number 98-RESY-W-1057 between Raytheon (as successor to Raytheon E-Systems, Inc.) and Alfa Sierra, Inc. dated June 5, 1998 and (ii) a Boeing B737-700 IGW aircraft under Completion


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Agreement Number 99-RSC-W-1085 between Raytheon (as successor to Raytheon
E-Systems, Inc.) and Funair, Inc. dated April 24, 1999 and Completion Specification, Change dated January 24, 2000, as revised by Work Change Requests. Such aircrafts are referred to herein as the "777 Aircraft" and such contracts (as supplemented or modified) are referred to herein as the "777 Contracts." The Buyer agrees that, at the request of Raytheon, it shall perform such work as is reasonably necessary to complete the 777 Aircraft and prepare them for delivery in accordance with the terms of the 777 Contracts. Raytheon shall pay the Buyer for such work at a rate equal to the Buyer's Actual Cost for the first 15,000 man hours of such work, and at a rate equal to the Buyer's Actual Cost plus 8% for any work in excess of 15,000 man hours. For purposes of this Agreement, "Actual Cost" shall mean the Buyer's actual costs (including labor and fringes, overhead and general and administrative costs, plus the actual cost to the Buyer of materials used and applicable material handling rates and any other direct costs) determined in accordance with the standards and practices under the Raytheon Company Aircraft Integration Systems Segment Cost Accounting Standards Board Disclosure Statement (or any successor thereto) in effect at the time the work is performed, subject to any limitations agreed to by Raytheon and the Buyer. The Buyer shall perform such work in accordance with customary standards of quality in the industry and in accordance with the standards required under the 777 Contracts.

          (b) Raytheon owns supplemental type certificates and data identified on the applicable Master Drawing List associated with Boeing Business Jet Model 737-700 aircraft and one Boeing Model 777-200 and excess materials, as described in more detail on Schedule 10.10(b) (the "Consigned Assets"). The Consigned Assets are located at Raytheon's Waco, Texas facility and are not part of the Acquired Assets. The Buyer agrees to store the Consigned


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Assets for the benefit of Raytheon. The Buyer further agrees to use reasonable commercial efforts to find a buyer for the Consigned Assets and agrees that Steven Hannah shall (for so long as he remains employed by the Buyer or an Affiliate) be responsible for the Buyer's efforts to find such buyer (it being agreed that the foregoing shall not require Buyer to retain Mr. Hannah as an employee). Raytheon, as owner of the Consigned Assets, shall have the authority to accept or reject any proposed sale of the Consigned Assets. Upon the consummation of any sale of some or all of the Consigned Assets, Raytheon shall pay to the Buyer 40% of the proceeds received by Raytheon for such sale.

     10.11 Insurance. The Sellers shall provide reasonable cooperation to the Buyer in order to afford the Buyer the right to receive payment, after the Closing, under any insurance policies of the Sellers covering the AIS Business or the Acquired Assets prior to the Closing with respect to any claim or loss covered by such policies that relates to any of the Acquired Assets or constitutes an Assumed Liability. The Buyer shall promptly notify the Sellers of the occurrence of any events that might form the basis of such an insurance claim and the amount of such claim. Any such rights of the Buyer to receive payment on any such insurance claim shall be subject to any deductibles, self-insured retentions, retained amounts, retentions or exclusions, to the Buyer's payment of any retrospectively rated premiums that become due and payable after the Closing, and to the other terms of the applicable insurance policy. If so requested by Raytheon, the Buyer shall, as a condition to receiving payment on any such insurance claim, make arrangements reasonably satisfactory to Raytheon for the payment directly to the applicable insurance carrier of any amounts which are the responsibility of the Buyer in accordance with the immediately preceding sentence. This Section 10.11 shall not require any Seller to convert any


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"claims made" policy to an "occurrence based" policy and shall not obligate any
Seller to maintain any insurance policy in effect such that it covers claims made or events occurring after the Closing.

     10.12 Non-Solicitation. From the date hereof to the second anniversary of the Closing Date, none of the Sellers shall, directly or indirectly (including through Subsidiaries), solicit or encourage any of the officers and employees listed on Schedule 10.12 hereto to leave the employ of the Buyer or any of its Subsidiaries; provided, that nothing contained in this sentence shall prevent or restrict a Seller from employing any individual who responds to a general solicitation for employment made by or on behalf of any Seller that is not specifically directed at employees or officers of the Buyer or any of its Subsidiaries, or any individual who, after the Closing, initiates contact with a Seller for purposes of seeking employment.

     10.13 Record Keeping. Within six months after the Closing, the Sellers shall deliver to the Buyer all data relating primarily or exclusively to the Acquired Assets to the extent such transfer is permitted by applicable law and such data has not be transferred to an AIS Business facility prior to Closing. Such data includes, but it not limited to, data relating to financial accounting, real estate leases, human resources, contracts, insurance, intellectual property, legal matters, novation agreements and assignment agreements. The costs incurred in connection with the delivery of such data to the Buyer shall be borne by the Sellers.

     10.14 Compliance with Agreement. The Buyer shall forbear (and shall cause its Affiliates and any other person or entity under its control to forbear) from taking any action with respect to any AIS Property that, if taken by Raytheon (as successor to Raytheon E-Systems, Inc.), would (i) represent a breach of a covenant of the Seller to Chrysler under the April 4, 1996


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Stock Purchase Agreement by and among Chrysler Technologies Corporation, Cisa
Financial Services, S.A. and E-Systems, Inc. (the "Chrysler Agreement") or (ii) reduce or result in the loss of any indemnity claim or right of Raytheon pursuant to such Agreement.

     10.15 Proprietary Information; Marketing and Sales Restriction. The Buyer acknowledges that the AIS Business possesses, and, after the Closing the Buyer will possess, significant information about non-AIS Business technology, marketing, and sales that is confidential and trade secret to the Sellers ("Non-AIS Information"), including, without limitation, Non-AIS Information regarding the operations of the Sellers at the locations identified in the definition of the AIS Business set forth in the Introduction to this Agreement. The Buyer will not, directly or indirectly, use or disclose any Non-AIS Information for any purpose, specifically including, without limitation, research, development, marketing or sales efforts in competition with the Sellers.

     10.16 Confidentiality Obligations of the Sellers. The Sellers shall hold, and shall use reasonable commercial efforts to cause their respective Affiliates, consultants, advisors, agents and representatives to hold, in strict confidence all confidential or trade secret information relating exclusively or primarily to the AIS Business, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 10.16.

     10.17 Environmental Response Activities. In performing Environmental Response Activities for which it seeks indemnification under Article VII of this Agreement, Buyer will select the remedy which most cost effectively achieves the level of cleanup with respect to which Raytheon owes an indemnity obligation pursuant to Section 7.1(d).

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                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Press Releases and Announcements. Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other. Prior to the Closing, no Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties (which shall not be unreasonably withheld or delayed); provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).

     11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

     11.3 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Buyer, on the one hand, and the Sellers, on the other hand. This Agreement supersedes any prior agreements or understandings among the Buyer, on the one hand, and the Sellers, on the other hand, and any representations or statements made by or on behalf of any Seller or any of their respective Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement.

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     11.4 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Raytheon (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by any Seller), which written approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to any entity that acquires all or substantially all of a Party's business or assets, and the Buyer may assign without the Sellers' consent all or part of its rights, interests or obligations hereunder to one or more subsidiaries of the Buyer (provided that no such assignment shall relieve the Buyer of its obligations to the Sellers hereunder). This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

     11.5 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:


















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        If to any or all Sellers:                 Copy to:

        Raytheon Company                          Hale and Dorr LLP
        141 Spring Street                         60 State Street
        Lexington, MA  02421                      Boston, MA  02109
        Attn: Neal E. Minahan, Esq.               Attn:  Mark G. Borden, Esq.
              Senior Vice President and
              General Counsel

        If to the Buyer:                          Copy to:

        L-3 Communications Corporation            Simpson Thacher & Bartlett
        600 Third Avenue                          425 Lexington Avenue
        New York, NY  10016                       New York, NY  10017
        Attn: Christopher C. Cambria, Esq.        Attn:  William E. Curbow, Esq.
              Senior Vice President, Secretary
              and General Counsel

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     11.6 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement, including this Section 11.6, shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any


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prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     11.8 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     11.9 Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

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     11.10 Governing Law. This Agreement and any disputes hereunder (including any arbitration proceeding pursuant to Section 7.4) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

     11.11 Submission to Jurisdiction. Except as otherwise provided in Section
7.4 with respect to arbitration of Disputes, each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.5. Nothing in this Section 11.11, however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

     11.12 Construction.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

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

          (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

          (e) All references to "$", "Dollars" or "US$" refer to currency of the United States of America.

     11.13 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

                  [Remainder of page intentionally left blank]











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          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                              RAYTHEON COMPANY

                                              By:_______________________________

                                              Name:_____________________________

                                              Title:____________________________



                                              RAYTHEON AUSTRALIA PTY LTD.

                                              By:_______________________________

                                              Name:_____________________________

                                              Title:____________________________



                                              L-3 COMMUNICATIONS CORPORATION

                                              By:_______________________________

                                              Name:_____________________________

                                              Title:____________________________



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